SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.  )

     Filed by the Registrant  [X]

     Filed by a Party other than the Registrant  [_]

     Check the appropriate box:

     [_] Preliminary Proxy Statement      [_]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e) (2))

     [X] Definitive Proxy Statement

     [_] Definitive Additional Materials

     [_] Soliciting Material Pursuant to Section 14a-11(c) or Rule 14a-12

                                 TEXACO INC.
-------------------------------------------------------------------------------
             (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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     [_] Fee paid previously with preliminary materials.

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Notes:

                                [ TEXACO LOGO ]

                                   Texaco Inc.
                             2000 Westchester Avenue
                             White Plains, NY 10650

                            NOTICE OF ANNUAL MEETING

Dear Stockholder:

     Your Board of Directors and your management cordially invite you to attend the Annual Meeting of the Stockholders of Texaco Inc. which will be held at the Rye Town Hilton, 699 Westchester Avenue, Rye Brook, New York on Tuesday, May 13, 1997, at 2:00 p.m. to transact such business as may properly come before the meeting.

     We intend to present for your approval at this meeting

     (1) the election of five directors,

     (2) the appointment of auditors for the year 1997,

     (3) amendments to the Certificate of Incorporation to increase the number of authorized shares of Common Stock and reduce the par value of the Common Stock, and

     (4) the Incentive Compensation Program of 1997.

     In addition, certain stockholders have notified the company that they intend to present to the meeting proposals regarding: an advisory committee, classification of the Board of Directors, and diversity on the Board of Directors.

     Stockholders of record at the close of business on March 14, 1997 are entitled to notice of and vote at this meeting or any adjournment thereof.

     Please complete, sign and mail promptly in the return envelope provided the enclosed proxy card which is being solicited on behalf of the management, whether or not you plan to attend the meeting. If you are a stockholder of record, you can use the toll-free telephone number on the proxy card to have your shares voted.

     Only those stockholders or their properly identified proxies with valid admission cards will be admitted to the meeting. If you are a stockholder of record, an admission card is included with your proxy card. Other stockholders should contact the bank or broker holding their shares for an admission card.


                                                    Carl B. Davidson
                                                    Vice President and Secretary

March 27, 1997


TABLE OF CONTENTS
                                                                                                            Page
Proxy Statement
     General Information                                                                                     1
     Description of Capital Stock                                                                            1
     Voting of Shares                                                                                        2
     Confidential Voting                                                                                     2

The Board of Directors
     Governance                                                                                              3
     Committees                                                                                              4
     Qualifications and Nomination of Directors                                                              6
     Compensation of Directors                                                                               6
     Litigation                                                                                              7
     Security Ownership of Directors and Management                                                          8

Proposals Before the Meeting
     Management Proposals
         Item 1 - Election of Directors                                                                      9
         Item 2 - Approval of Auditors                                                                      13
         Item 3 - Amendment to the Certificate of Incorporation                                             13
         Item 4 - Approval of the Incentive Compensation Program of 1997                                    14
     Stockholder Proposals Relating to:
         Item 5 - A Shareholder's Advisory Committee                                                        22
         Item 6 - Classification of the Board of Directors                                                  24
         Item 7 - Diversity on the Board of Directors                                                       26

Executive Compensation
         Compensation Committee Report                                                                      28
         Summary Compensation Table                                                                         31
         Option Grants in 1996                                                                              32
         Aggregated Option Exercises in 1996 and Year-End Option Values                                     35
         Performance Graphs                                                                                 36
         Retirement Plan                                                                                    37

Future Stockholder Proposals                                                                                38

Other Business                                                                                              38

Appendix A - The Incentive Compensation Program of 1997                                                     39

PROXY STATEMENT
--------------------------------------------------------------------------------

General Information

     We are mailing this proxy statement and accompanying proxy card to stockholders beginning March 27, 1997. The Board of Directors of Texaco Inc. is soliciting the proxy, and the company will bear the cost. Proxies may be solicited by mail, telephone, telegram, facsimile, or in person. We will request persons holding stock in their names for others, or in the names of nominees for others, to obtain voting instructions from the beneficial owner, and we will reimburse them for their reasonable out-of-pocket expenses in obtaining voting instructions. D. F. King & Co., Inc. has been retained to assist in soliciting proxies at a fee not to exceed $17,500, plus reasonable out-of-pocket expenses. We are sending to stockholders with this Proxy Statement a copy of the Annual Report to Stockholders for 1996, including audited financial statements. It is not to be regarded as proxy soliciting material.


Description of Capital Stock

     Excluding 10,762,732 shares of the company's Common Stock held in the company's treasury, there were outstanding, at March 14, 1997, the following series of voting securities: 263,530,685 shares of Common Stock, 715,682.085 shares of Series B ESOP Convertible Preferred Stock and 57,034.973 shares of Series F ESOP Convertible Preferred Stock. Each outstanding share of Common Stock is entitled to one vote, each outstanding share of Series B Preferred Stock is entitled to 12.9 votes and each outstanding share of Series F Preferred Stock is entitled to ten votes on all matters properly brought before the meeting. All the shares of the Series B and Series F Preferred Stock are voted by State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02104-1389, the independent Trustee of the company's Employee Stock Ownership Plans. State Street Bank and Trust Company filed a Schedule 13G with the Securities and Exchange Commission disclosing that, as of December 31, 1996, it had voting and dispositive power over 14,045,294.5 shares, or approximately 5% of the company's outstanding voting securities, as Trustee of the foregoing plans (as well as various collective investment funds and personal trust accounts). Under the terms of these plans, State Street Bank and Trust Company is required to vote shares attributable to any participant in accordance with confidential instructions received from the participant and to vote all shares for which it shall not have received instructions in the same ratio as the shares with respect to which instructions were received.


                                   ----------

Voting of Shares

     Approval of matters presented to the meeting requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the subject matter, except for (1) the election of directors, which requires a plurality; and (2) the amendment to the Certificate of Incorporation, which requires both (a) a majority of the issued and outstanding shares of Common Stock, Series B ESOP Convertible Preferred Stock, and Series F ESOP Convertible Preferred Stock voting together as a class and (b) a majority of the issued and outstanding shares of Common Stock voting as a separate class.

     If you are a stockholder of record, you can have your shares voted by calling the toll-free telephone number on the proxy card or by mailing your signed proxy card in the postage-paid envelope provided. Specific instructions to be followed by any owner of record interested in granting a proxy by telephone are set forth in the enclosed proxy card.

     Your executed proxy will be voted at the meeting, unless you revoke it. You can revoke your proxy at any time before it is exercised by giving written notice to the Secretary, by submitting a later-dated proxy or by voting in person at the meeting.

     Signed, unmarked proxy cards are voted as the Board recommends. The number of shares abstaining on each proposal are counted and reported as a separate total. Abstentions are included in the tally of shares represented, but are not included in the determination of the number of votes cast for or against a particular item. Therefore, abstentions have the effect of a vote cast against a particular item. Shares not voted simply as a consequence of brokers voting less than all of their entitlement on non-discretionary items under the provisions of New York Stock Exchange Rule 452 are not included in the tally of the number of shares cast for, against or abstained from any proposal, and will, therefore, have the effect of reducing the number of shares needed to approve any item.

     The company has established a grantor trust and contributed to such trust 4,000,000 shares of Common Stock to be held as a reserve for the discharge of the company's obligations under certain nonqualified deferred compensation plans and arrangements. These shares are voted by the Trustee in accordance with written instructions received from the beneficiaries of the trust. Shares for which no instructions are received are voted in the same ratio as the shares with respect to which instructions are received.

     Unless otherwise indicated on any proxy card, the persons named as your proxies in the proxy card intend to vote the shares it represents FOR all the nominees for director, FOR Items 2, 3 and 4 and AGAINST Items 5, 6, and 7.


Confidential Voting

     All voted proxies and ballots are handled so as to protect employee and individual stockholder voting privacy. No such vote shall be disclosed except: as necessary to meet any legal requirements; in limited circumstances such as a proxy contest in opposition to the Board of Directors; to permit independent Inspectors of Election to tabulate and certify the vote; and to respond to stockholders who have written comments on their proxy cards.

THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------


Governance
     We believe that the cornerstone of good governance is the integrity and quality of leadership - the Board of Directors and those whom the Board chooses to manage the company. To help implement this belief, we have established the following policies and practices:

     * Currently 12 of 14 members of the Board are outside, independent directors, and the following Committees are composed entirely of outside directors:
     -   Non-Management Directors
     -   Audit
     -   Compensation
     -   Pension
     -   Public Responsibility
     -   Directors and Board Governance

     * We have assured a free flow of information about the company's business. New directors participate in orientation programs, which include visits to company facilities and discussions with management personnel. Pre-meeting materials include supporting data and write-ups of items coming before the Board, as well as operational and financial information. Senior officers routinely attend every Board meeting, and they and other members of management frequently brief the Board. Board members take these and other opportunities to discuss company business with these officers.

     * The Board and management discuss and define mutual expectations and requirements for each other. Guidelines for the Board include loyalty to and pride in Texaco and its reputation; independence and integrity; representation of the total stockholder constituency; good understanding of the business; study and understanding of Board issues; active, objective and constructive participation at meetings of the Board and its committees; collective breadth of experience; appraisal of executive management; management succession planning and review; assistance in representing Texaco to the outside world; and individual availability for consultation on corporate issues.

     * The Board has clearly delineated its role and that of management. It views its role as providing guidance and strategic oversight to the management, both collectively and individually, in order to realize the mutual objective of increasing shareholder wealth. It is management's responsibility and obligation to conduct the day-to-day operations in a way that will meet this objective. The Board, in discharging its fiduciary duty to the owners of the company, holds management strictly accountable for the financial results and has delegated to management the power and responsibility to achieve superior results, while assuring management it can call on the Board's support, advice and experience.

     * We strive for open and continuous communication with institutional investors, other stockholders and the press.

     * The Board periodically evaluates its effectiveness in creating and protecting value for our stockholders as measured against the following nine areas of Board involvement and responsibility:

     1. Review and approval of Texaco's tactical plans, monitoring their accomplishment and comparing Texaco's competitive positioning.

     2. Review of Texaco's strategic plan and its long range goals, the evaluation of Texaco's performance against such plan and goals and against the competition, and the evaluation of the desirability, as appropriate, of modifications to such plan and goals.

     3.  Oversight of Texaco's financial health.

     4. Monitoring of such activities of Texaco as pose significant risks and of the company's programs to respond to and contain such risks.

     5. Review of the performance of the Chief Executive Officer and other senior officers and their compensation relative to performance.

     6. Review of Texaco's adherence to its corporate "Vision and Values" which include its responsibilities to its stockholders, employees, customers and the community.

     7.  Preparedness   for   the  selection  of  a  successor  Chief  Executive
         Officer, and the monitoring of the company's development and selection of key personnel.

     8. Selection process for Board membership and the overall quality and preparedness of its members.

     9. Availability of the information which the Board and management believe is needed for the Board to perform its duties effectively.

     * Our by-laws provide for stockholder nominations of director candidates. We have published guidelines and qualifications for director candidates. The criteria require that they have: the highest personal and professional ethics, integrity and values; education and breadth of experience to understand business problems and evaluate and postulate solutions; personality to work well with others with depth and wide perspective in dealing with people and situations; respect for the views of others and not rigid in approach to problems; a reasoned and balanced commitment to the social responsibilities of the company; an interest and availability of time to be involved with the company and its employees over a sustained period; stature to represent the company before the public, stockholders and the other various individuals and groups that affect the company; the willingness to objectively appraise management performance in the interest of the stockholders; an open mind on all policy issues and areas of activity affecting overall interests of the company and its stockholders; and involvement only in other activities or interests that do not create a conflict with the director's responsibilities to the company and its stockholders.

     * Each committee of Texaco's Board annually assesses its performance to confirm that it is meeting its responsibilities under its charter. Some of the items which Board committees consider in their self-evaluation are: the appropriateness of the scope of its charter; appropriateness of matters presented for information and for approval; sufficiency of time for consideration of agenda items; frequency of meetings; length of meetings; quality and length of written materials; and quality of oral presentations.

     * The Board has discussed and adopted a compilation of our Corporate Governance Policies, specifically addressing thirty distinct issues. This compilation is available from the Secretary.


                                   ----------


Committees
     Our Board is organized so that a significant portion of its business is conducted through the following committees:

     The  Committee  of  Non-Management  Directors,   composed  of  all  of  the
non-employee directors, was established in 1949. The Chairman, Mr. Murphy, leads the personal performance appraisals of the

Chief Executive Officer and also serves as a contact point on Board issues. It is responsible for interpreting and administering company incentive plans and reviewing the Compensation Committee's recommendations for awards made under these plans, the handling of compensation for employee directors, and the company's organization, personnel development, and key management replacement programs with special focus on Chief Executive succession. This committee provides a forum for the non-management directors to privately discuss the performance of management. It held three meetings in 1996.

     The Public Responsibility Committee, consisting of Dr. Brademas (Chairman), Mr. Hawley, Dr. Jenifer, Mrs. Smith and Mr. Steere, met three times in 1996. It reviews and makes recommendations regarding the policies and procedures affecting the company's role as a responsible corporate citizen, including those related to equal employment opportunity, health, environmental and safety matters, the company's relationship with its several constituencies and the company's philanthropic programs.

     The Audit Committee, has been composed of non-management directors since its formation in 1939, 38 years before the New York Stock Exchange imposed this requirement on listed companies. It held two meetings in 1996. Its members are Mr. Vanderslice (Chairman), Mr. Hawley, Mr. Murphy, Mrs. Smith, and Drs. Brademas and Jenifer. Depending on the nature of the matters under review, the outside auditors, and such officers and other employees as necessary, attend all or part of the meetings of the committee. The committee reviews and evaluates the scope of the audit, accounting policies and reporting practices, internal auditing, internal controls, security procedures and other matters deemed appropriate. The committee also reviews the performance by Arthur Andersen LLP in their audit of the company's financial statements and evaluates their independence and professional competence. It reserves time at each meeting to meet separately with outside auditors to discuss issues of importance, including the sufficiency of management cooperation.

     The Compensation Committee, which met four times in 1996, is composed of Messrs. Beck (Chairman), Butcher, Carpenter, Price, Steere and Vanderslice. It surveys and reviews compensation practices in industry to make certain that the company remains competitive and able to recruit and retain highly qualified personnel, and that the company's compensation structure incorporates programs which reflect operating and financial performance, motivate performance which will best serve the stockholders' interest and are in full compliance with Texaco's "Vision and Values." The committee establishes the criteria for bonus and other executive compensation packages.

     The Finance Committee, consisting of Messrs. Bijur (Chairman), Beck, Butcher, Carpenter, Price and Wrigley, met three times in 1996. It reviews and makes recommendations to the Board concerning the company's financial strategies, policies and structure including: the current and projected financial position and capital structure; the obtaining of funds necessary for general operation; cash management activities, such as investment guidelines, the investment portfolio and cash mobilization systems; exposure to fluctuation in foreign currency exchange rates and interest rates; and changes in dividend policy.

     The Committee on Directors and Board Governance, consisting of Messrs. Butcher (Chairman), Beck, Murphy, Vanderslice and Wrigley and Mrs. Smith, met once in 1996. It maintains oversight of Board operation and effectiveness, reviews the size and composition of the Board, reviews the qualifications of a broad range of candidates for Board membership identified from many sources and recommends candidates to the Board as nominees for election as directors.

     The Pension Committee met four times in 1996. The members are Messrs. Wrigley (Chairman), Murphy, Price and Steere. It approves investment policy and guidelines, reviews investment performance, and appoints and retains trustees, insurance carriers and investment managers for funds allocated to the company's retirement plans.

     The Board of Directors also has an Executive Committee, which may exercise all of the powers of the Board in the management and direction of the business and affairs of the company, except those which by statute are reserved to the Board of Directors. This committee, consisting of Messrs. Bijur (Chairman), Butcher, Carpenter, Krowe, Murphy and Vanderslice, and Mrs. Smith, met three times in 1996.

     The Board of Directors held thirteen meetings in 1996. One of the meetings each year is held as part of a visit to a company facility to review operations and meet field personnel. Overall attendance by directors at meetings of the Board and its committees on which the directors served exceeded 95%. Due to illness, Mr. Beck was able to attend only 72% of the total number of meetings of the Board and its Committees on which he served.


                                   ----------


Qualifications and Nomination
of Directors

     Candidates are selected on the basis of the contributions they can make in providing advice and guidance to the Board and management. The company is committed to an inclusive Board with a diversity of experience and outlook. The criteria for director candidates, developed in consultation with individual and institutional holders, are set forth in full on page 4. The Committee on Directors and Board Governance also will consider proposals for nomination from stockholders of record which are made in writing to the Secretary, are timely, contain sufficient background information concerning the nominee to enable a proper judgment to be made as to his or her qualifications and include a written consent of the proposed nominee to stand for election if nominated and to serve if elected. The requirements for making nominations are set forth in the company's by-laws.

                                   ----------



Compensation of Directors

     Employee directors receive no compensation for service on the Board or its committees. Non-employee directors receive an annual retainer of $30,000, and $1,250 for each Board and committee meeting attended, as well as an annual fee of 450 restricted stock-equivalent units which have significant vesting and transferability restrictions. Committee Chairmen receive annual retainers of $7,000. One half of the annual retainers are paid in Common Stock or restricted stock-equivalent units. Directors may elect to receive all or any part of the remaining retainers and fees in Common Stock and to defer payment of fees, in cash, in Common Stock or in restricted stock-equivalent units.

     Directors may participate in a group personal liability and property damage insurance program administered and partially funded by the company.

     As part of its corporate-wide effort to encourage charitable giving, the company has established a directors' gift program. Institutions that are qualified recipients of grants from the Texaco Foundation are the only institutions that may qualify as recipients of gifts under the directors' program. Upon the death of a director, the company will donate up to a total of one million dollars to one or more qualifying charitable organizations designated by the director. The directors' program is funded entirely by insurance policies on the life of each director. The company owns the policies, pays the premiums for such insurance ($672,442 for 1996) and is entitled to all tax deductions resulting from such contributions to charitable organizations. Individual directors derive no financial benefit from this program.


                                   ----------



Litigation

     As of March 20, 1997 two purported stockholder derivative suits were pending against Texaco Inc., as nominal defendant, its directors, and certain current and former officers and employees alleging among other things that the directors breached their fiduciary duties to the corporation and its stockholders by failing to oversee Texaco's compliance with the employment discrimination laws and with the discovery obligations in a discrimination case. The cases, titled Kaplan v. Beck, et al. and Citron v. Murphy, et al., seek money damages on behalf of Texaco Inc., attorneys fees, and injunctive relief. The cases are pending in federal court in White Plains, N.Y.


                                   ----------

Security Ownership of Directors and
Management

     The table below sets forth, as of February 1, 1997, information with respect to the company's voting securities and non-voting stock-equivalent restricted units beneficially owned by directors, executive officers included in the "Summary Compensation Table" on page 31 and all directors and executive officers of the company as a group. Except as otherwise noted, each person has sole voting and investment power over the shares listed in the first column. The total beneficial ownership of voting securities of all directors and executive officers as a group represents less than 1% of each class of shares outstanding.


                                                                     Number of Shares or Units
                                         --------------------------------------------------------------------
                                                            Shares Underlying                Stock-Equivalent
                                                           Options Exercisable   Series B       Restricted
Names of Beneficial Owners               Common Stock        Within 60 Days      Preferred        Units
-------------------------------------------------------------------------------------------------------------
Robert A. Beck                                 5,493                --               --                698
Peter I. Bijur                                67,432             8,298              202                 --
C. Robert Black                               55,227            24,333              186                 --
William C. Bousquette                         11,099             2,856               --                 --
John Brademas                                  1,556                --               --                698
Willard C. Butcher                             2,261(1)             --               --                698
Edmund M. Carpenter                              365                --               --              2,133
Alfred C. DeCrane, Jr.                       113,589           133,302              432            132,445
Michael C. Hawley                                200                --               --              1,577
Franklyn G. Jenifer                              100                --               --              1,400
Allen J. Krowe                               117,701            98,388              342                 --
Thomas S. Murphy                              20,885                --               --                698
Charles H. Price, II                           1,719                --               --              3,213
Robin B. Smith                                   300                --               --              1,767
William C. Steere, Jr.                           700                --               --              4,148
Glenn F. Tilton                               42,456            16,201              151                 --
Thomas A. Vanderslice                         11,221                --               --              6,836
William Wrigley                               30,449(2)             --               --                698
Directors and Executive Officers as a group  853,086           482,783            3,376            157,010

    (1)  Does not include 21 shares held by Mr.  Butcher's wife as custodian for their minor son, as to which Mr. Butcher disclaims beneficial interest.
    (2)  Does not include 124,796 shares owned of record by the Wm. Wrigley Jr. Company Foundation, of which Mr. Wrigley is Chairman of the Board and among the officers authorized to vote the shares held by the Foundation, or 1,000 shares held in a trust, of which Mr. Wrigley is the trustee with sole voting and investment power, for the benefit of his son.  Mr. Wrigley disclaims any beneficial interest in such shares.

PROPOSALS BEFORE THE MEETING
--------------------------------------------------------------------------------

Item 1-Election of Directors


     The Board is divided into three classes of directors. At each annual meeting of stockholders, members of one of the classes, on a rotating basis, are elected for a three-year term.

     In accordance with the company's Certificate of Incorporation and by-laws, the Board of Directors by resolution fixed the total number of directors at 14.

     The Board has designated five persons as nominees for election as directors at the Annual Meeting. All of the nominees are currently directors and were previously elected by the stockholders. In accordance with the Board's retirement policy for directors, Mr. Beck will retire at the Annual Meeting in 1998 and Mr. Butcher will retire at the Annual Meeting in 1999, both prior to the expiration of their three-year terms.

     The company has no reason to believe that any of the nominees will be disqualified or unable or unwilling to serve if elected. However, if any nominee should become unavailable for any reason, proxies may be voted for another person nominated by the present Board of Directors to fill the vacancy, or the size of the Board may be reduced.

     Following is certain biographical information concerning the nominees, as well as those directors whose terms of office are continuing after the meeting.

                    NOMINEES FOR THREE YEAR TERM EXPIRING AT
                            THE 2000 ANNUAL MEETING

[PHOTO OF ROBERT A. BECK APPEARS HERE]

Robert A. Beck, 71, Chairman Emeritus since 1987 and former Chairman of the Board and Chief Executive Officer of The Prudential Insurance Company of America, has been a director since 1984. He joined Prudential in 1951, was elected President in 1974 and Chairman and Chief Executive Officer in 1978. He is a Trustee of Syracuse University and a member of The Business Council.


[PHOTO OF WILLARD C. BUTCHER APPEARS HERE]

Willard C. Butcher, 70, former Chairman and Chief Executive Officer of the Chase Manhattan Bank, N.A. has been a director since 1981. He is a director of ASARCO, Incorporated and International Paper Co. He is a member of The Business Council, the International Advisory Board for Banca Nazionale del Lavoro, and the International Advisory Council of the Chase Manhattan Bank, and vice chairman of Lincoln Center for the Performing Arts, Inc. He is a Trustee emeritus of the American Enterprise Institute for Public Policy Research and a fellow emeritus of Brown University and a Trustee of Business Committee for the Arts, Inc.

[PHOTO OF EDMUND M. CARPENTER APPEARS HERE]

Edmund M. Carpenter, 55, Sr. Managing Director of Clayton, Dubilier and Rice since 1997, was elected a director in 1991. He was Chairman and Chief Executive Officer of General Signal Corporation from 1988 to 1995. Prior to serving with General Signal, Mr. Carpenter was President, Chief Operating Officer and a director of ITT Corporation. He is a director of Campbell Soup Company and Dana Corporation.

[PHOTO OF FRANKLYN G. JENIFER APPEARS HERE]

Franklyn G. Jenifer, 57, President of the University of Texas at Dallas, has been a Director since 1993. Following an academic career as a professor of biology, Dr. Jenifer was President of Howard University from 1990 to 1994. Prior to that he was Chancellor of the Massachusetts Board of Regents of Higher Education, and from 1979 to 1986, Vice Chancellor of the New Jersey Department of Higher Education. He serves on the Board of Visitors of the John F. Kennedy
School of Government of Harvard University, the Corporation of Woods Hole Oceanographic Institution, the National Foundation for Biomedical Research, the Board of Trustees of Universities Research Association, Inc., the Board of Directors of the United Way of Metropolitan Dallas, the Monitoring Committee for the Louisiana Desegregation Settlement Agreement, and the Texas Science and Technology Council.

[PHOTO OF THOMAS A. VANDERSLICE APPEARS HERE]

Thomas A. Vanderslice, 65, President of TAV Associates, has been a director since 1980. He was formerly Chairman of the Board, President and Chief Executive Officer of M/A-COM, Inc., Chairman and Chief Executive Officer of Apollo Computer, Inc., President and Chief Operating Officer of GTE Corporation, and an officer of General Electric Company. He is a member of the Board of Trustees of Boston College and of the Board of Directors of W. R. Grace & Co., the National Academy of Engineering, the American Chemical Society, and the American Institute of Physics, and Chairman of the Massachusetts High Technology Council.

                      DIRECTORS CONTINUING IN OFFICE UNTIL
                             THE 1999 ANNUAL MEETING

[PHOTO OF MICHAEL C. HAWLEY APPEARS HERE]

Michael C. Hawley, 59, President and Chief Operating Officer and Director of The Gillette Company since April 1995, has been a director since 1995. After joining Gillette in 1961, he held management positions of increasing responsibility in a variety of countries and returned to Boston in 1985 when he was appointed Vice President, Operations Services, and elected a corporate Vice President. In 1989 he was elected President of Oral-B Laboratories, a Gillette subsidiary, and in 1993 was elected Executive Vice President, International Group. He is also a director of John Hancock Mutual Life Insurance Co.

[PHOTO OF ALLEN J. KROWE APPEARS HERE]

Allen J. Krowe, 64, Vice Chairman of the Board of Texaco Inc., has been a director since 1993. He joined Texaco in 1988 as Senior Vice President and Chief Financial Officer after having served as Executive Vice President and a director of IBM Corporation. Mr. Krowe is a director of PPG Industries, Inc., IBJ Schroder Bank & Trust Company, Greenwich Air Services and the University of Maryland Foundation.

[PHOTO OF ROBIN B. SMITH APPEARS HERE]

Robin B. Smith, 57, Chairman and Chief Executive Officer of Publishers Clearing House since August 1996 and President and Chief Executive Officer since 1988, was elected a director in 1992. Prior to joining Publishers Clearing House in 1981 as President and Chief Operating Officer, Mrs. Smith concluded her sixteen year career with Doubleday & Co., Inc. as President and General Manager of its Dell Publishing subsidiary. She is a director of Springs Industries, Inc., BellSouth Corporation, Kmart Corporation and a number of Prudential mutual funds.

[PHOTO OF WILLIAM C. STEERE APPEARS HERE]

William C. Steere, 60, Chairman and Chief Executive Officer of Pfizer Inc., was elected a director in 1992. Mr. Steere began his career with Pfizer, a diversified health care company with global operations, and attained the positions of President of Pfizer Pharmaceutical Group and President and Chief Executive Officer before elevation to his present position in 1992. He is a director of the Federal Reserve Bank of New York, Dow Jones & Company, Inc., the New York Botanical Garden, Minerals Technologies Inc., WNET-Thirteen, the Business Council, the Business Roundtable and the New York University Medical Center. He is also past chairman of the Board of Directors of the Pharmaceutical Manufacturers Association.

[PHOTO OF WILLIAM WRIGLEY APPEARS HERE]

William Wrigley, 64, President, Chief Executive Officer and a director of Wm. Wrigley Jr. Company, has been a director since 1974. He is Chairman of the Board, Chairman of the Executive Committee and a director of Santa Catalina Island Company; a director of American Home Products Corporation and Grocery Manufacturers of America, Inc. He also serves as a Trustee of the University of Southern California and is a Benefactor and Life Member of the Santa Catalina Island Conservancy.

                      DIRECTORS CONTINUING IN OFFICE UNTIL
                             THE 1998 ANNUAL MEETING

[PHOTO OF PETER I. BIJUR APPEARS HERE]

Peter I. Bijur, 54, Chairman of the Board and Chief Executive Officer of Texaco Inc., was elected a director in 1996. He joined the company in 1966 and was elected a Vice President in 1983. In 1990 he was appointed President of Texaco Europe. He was elected a Senior Vice President of Texaco Inc. in 1992. He is a Director of the American Petroleum Institute and serves on its Management Committee. He is also a member of The Business Council, The Business Roundtable, The Conference Board, and the National Petroleum Council. In addition, he currently serves on the Board of Trustees of Middlebury College and is a member of the INROADS, Inc. National Honorary Board of Directors. He also is a Fellow both of the Institute of Petroleum and the Royal Society of Arts in London and is a former board member of the Toronto Symphony Orchestra.

[PHOTO OF JOHN BRADEMAS APPEARS HERE]

John Brademas, 70, President Emeritus of New York University, became a director in 1989. He served eleven terms in Congress as a Representative from Indiana, the last two as Majority Whip. He is a graduate of Harvard and Oxford Universities, where he was a Rhodes Scholar. He is a director of Loews Corporation, Scholastic, Inc., Kos Pharmaceuticals, Inc. and NYNEX Corporation, Chairman of the President's Committee on the Arts and Humanities, and is active in numerous academic and philanthropic organizations.

[PHOTO OF THOMAS S. MURPHY APPEARS HERE]

Thomas S. Murphy, 71, former Chairman of the Board and Chief Executive Officer of Capital Cities/ABC, Inc., has been a director since 1977. He is Chairman of the New York University Medical Center Board of Trustees, a member of the Board of Overseers of Harvard College and a director of Johnson & Johnson and Walt Disney Co.


[PHOTO OF CHARLES H. PRICE APPEARS HERE]

Charles H. Price, II, 66, former Chairman of Mercantile Bank of Kansas City and former United States Ambassador to the United Kingdom (1983-1989) and Belgium (1981-1983), became a director in 1989. He is an advisory director of the Mercantile Bancorporation, Inc. and a director of Mercantile Bank of Kansas City, 360(degree) Communications, Inc., The New York Times Company, Hanson PLC and U.S. Industries, Inc. Prior to service as a United States Ambassador, he had been Chairman of the Board of the Price Candy Company, American Bancorporation and American Bank and Trust Company.

Item 2-Approval of Auditors

     The following resolution concerning the appointment of independent auditors will be offered at the meeting:

              "RESOLVED, that the appointment by the Board of Directors of the company of Arthur Andersen LLP to audit the financial statements of the company and its subsidiaries for the fiscal year 1997 is hereby ratified and approved."

     Arthur Andersen LLP has been auditing the accounts of the company and its subsidiaries for many years. In recommending the approval by the stockholders of the appointment of that firm, the Board of Directors is acting upon the recommendation of the Audit Committee, which has satisfied itself as to the firm's professional competence and standing.

     Representatives of Arthur Andersen LLP will be present at the meeting with the opportunity to make a statement and to respond to appropriate questions.

                                   ----------


Item 3-Amendment to the Certificate
of Incorporation

     The Board of Directors has unanimously adopted and recommends that stockholders consider and approve an amendment to Article IV of the company's Restated Certificate of Incorporation ("Certificate") which would (1) increase the total number of shares of all classes of stock which the company shall have authority to issue from 380,000,000 to 730,000,000, (2) increase the number of authorized shares of Common Stock from 350 million to 700 million, and (3) change the par value of the Common Stock from $6.25 each to $3.125 each.

     If the proposal is approved, such amendment would become effective upon the filing of the amendment with the Delaware Secretary of State. The Board does not intend to have such filing made until the company desires to issue a number of shares of Common Stock greater than those currently authorized by the Certificate for any of the purposes described below. If such amendment is not filed with the Secretary of State within three years from the date it is approved by the stockholders, the company will not file such amendment without further approval of the stockholders.

     If the amendment described above is approved by the stockholders and filed by the company with the Secretary of State, the first paragraph of Article IV of the Certificate would be replaced in its entirety by the following:

              The total number of shares of all classes of stock which the company shall have the authority to issue is 730,000,000, consisting of 30,000,000 shares of Preferred Stock of the par value of $1.00 each and 700,000,000 shares of Common Stock of the par value of $3.125 each. At the effective time of the amendment to this Article decreasing the par value of the Common Stock to $3.125, and without any further action on the part of the company or its stockholders, each share of Common Stock with a par value of $6.25 then issued and outstanding shall be changed and reclassified into a fully paid and nonassessable share of Common Stock with a par value of $3.125.

     As of March 14, 1997, of the currently authorized shares of Common Stock, 263,530,685 were outstanding and 10,762,732 were held in treasury. The proposed amendment would not increase the number of authorized preferred shares, which would remain at 30,000,000.

     Although currently authorized shares are sufficient to meet all known needs, the Board considers it desirable that it have the flexibility to authorize and issue an additional amount of Common Stock and to reduce the par value of the Common Stock without further stockholder action, unless required by law or stock exchange regulations. This will enhance the company's flexibility in connection with possible stock splits, stock dividends, acquisitions, financings and other corporate purposes, should the Board deem such actions to be in the best interests of the company and its stockholders.

     We are currently repurchasing up to $500 million of our Common Stock under a repurchase program announced in October, 1995. Through March 14, 1997, we have repurchased $194 million of our Common Stock under this program.

     At the time the proposed amendment becomes effective, and without any further action on the part of the company or its stockholders, each share of Common Stock with a par value of $6.25 then issued and outstanding will be changed and reclassified into a fully paid and nonassessable share of Common Stock with a par value of $3.125. The capital account of the company would be decreased to reflect such change and reclassification. This would have the effect of increasing the surplus account from which the company may, under Delaware law, pay dividends and repurchase its stock. However, issuances of stock pursuant to a stock dividend, for example, would have the effect of increasing the capital account and decreasing the surplus account by the aggregate par value of the newly issued shares.

     Certificates representing shares of Common Stock, par value $6.25, would, from and after the time the foregoing amendment becomes effective, represent shares of Common Stock, par value $3.125 each.

     A change in the par value should have no significance to the trading of the Common Stock and will not affect the certificates representing shares of Common Stock, as all Common Stock outstanding would be deemed to have a par value of $3.125 per share, and, accordingly, it would not be necessary for any stockholder to exchange certificates representing currently outstanding shares.

     Each share of Common Stock currently has one vote, shares equally on liquidation and does not have preemptive rights to subscribe to additional securities that may be issued by the company. No change in these attributes is proposed.

     Both (1) a majority of the issued and outstanding shares of Common Stock, Series B ESOP Convertible Preferred Stock and Series F ESOP Convertible Preferred Stock entitled to notice of and to vote at the meeting voting together as a class, and (2) the majority of the issued and outstanding shares of Common Stock voting as a separate class, must approve Item 3.

     The Board of Directors recommends that you vote FOR Item 3.


                                   ----------


Item 4-Approval of the Incentive Compensation Program of 1997

     The Board has approved, and is presenting to the stockholders for approval, the Incentive Compensation Program of 1997 (the "1997 Incentive Program" or the "Program").

     Stockholder approval of the Program is required so that payments from the Program will continue to be tax deductible as performance-based compensation under Section 162(m) of the Internal Revenue Code ("IRC"), which limits the deductibility by publicly-held companies of compensation amounts paid to certain senior officers which exceed $1 million.

     The Program is composed of the 1997 Stock Incentive Plan (the "1997 Stock Plan") and the 1997 Incentive Bonus Plan (the "1997 Bonus Plan"). The 1997 Stock Plan generally follows the Stock Incentive Plan approved by the stockholders in 1993 (the "1993 Plan"), and the 1997 Bonus Plan generally follows the Incentive Bonus Plan approved by the stockholders in 1989 (the "1989 Plan"), other than for the few principal differences described below. As was the case under the prior plans, it is expected that the 1997 Incentive Program will constitute a significant part of the compensation paid to the officers and employees who participate in the plan, providing them with an opportunity to acquire a proprietary interest in the company and giving them a strong mutuality of interest with other stockholders and a significant incentive to use their best efforts for both the company's short-term and long-term success.

     The Board of Directors believes that adoption of the 1997 Incentive Program is in the best interests of the company and its stockholders and recommends that the stockholders vote FOR approval of the 1997 Incentive Program.


Summary of the Incentive Compensation Program of 1997

     Following is a summary description of the 1997 Incentive Program, which summary is qualified in its entirety by reference to the full text of the Program set forth in the Appendix. The 1997 Incentive Program is composed of two elements: the 1997 Stock Plan and the 1997 Bonus Plan.


THE 1997 STOCK INCENTIVE PLAN

Effectiveness; Termination.

     The plan will be effective when the stockholders approve it (the "Approval Date"). No new grants will be made under the plan after December 31, 2006.

Plan Limits.

     The number of shares and share equivalents available for issuance under the plan in any calendar year is one percent (1.0%) of the aggregate number of shares of Common Stock issued and outstanding on December 31 of the previous year. In addition, the following shares are also available for issuance each year:

     (a) shares available for issuance under
         the plan in the previous year but not issued; plus

     (b) shares related to options that have expired, been forfeited or been canceled or that have been settled in cash rather than with shares; plus

     (c) shares that were used to pay the purchase price of shares acquired upon the exercise of a stock option, plus

     (d) shares withheld by the company to pay the tax-withholding obligations of participants.

     The payment of cash dividends and dividend equivalents in conjunction with any awards does not reduce the number of shares available for issuance under the plan.

     In addition to the above limitations, no more than 2,636,980 shares are available for grant as qualified stock options under the plan each year, no more than 20% of the shares issued each year can be issued as Restricted Stock, and no more than 500,000 shares or share equivalents can be issued to any participant in any calendar year.

     Based on the number of shares of Common  Stock  issued and  outstanding  at

December 31, 1996, the initial number of shares available on the Approval Date for issuance under the 1997 Stock Plan in 1997 would be 2,636,980 shares. Although more than eight million options and shares could have been awarded through March 14, 1997 under the 1993 Plan, only 3,871,311 have been awarded. Except for Restored Options and shares in lieu of director's fees and retainers, no further awards will be made under the 1993 Plan prior to the Approval Date.

     The number and type of awards that may be granted under the plan, the number of eligible participants who may be granted such awards and the allocation of such awards among participants has not been determined at this date.

     In the unlikely event that all shares and share equivalents available for issuance under the 1997 Stock Plan are issued to participants in each year through 2006, those awards, when combined with shares issued upon the exercise of options granted prior to the Approval Date, would represent less than 11.75% of the shares of Common Stock currently outstanding.

     If the 1997 Stock Plan had been in effect during 1996, grants under the plan during 1996 would have been the same as grants made during 1996 under the 1993 Plan. Awards during 1996 under the 1993 Plan to the company's Chief Executive Officer and former Chief Executive Officer and its four other most highly compensated Executive Officers are reported in the Summary Compensation Table on page 31 and the Option Grants in 1996 Table on pages 32 through 34. Awards during 1996 under the 1993 Plan to (a) all current executive officers as a group, (b) all current directors who are not executive officers, as a group, and (c) all employees, including all officers who are not executive officers, as a group were as follows:


                                       Awards During 1996 Under the 1993 Plan

                                                     Restricted
                                                    Stock Awards                 Stock Option Awards
                                            ---------------------------         ----------------------------
                                               Dollar         Number            Grant Date       Number
     Name and Position                         Value($)       of Units          Value(1)($)      of Units
     -----------------                      ---------------------------         ----------------------------

Executive Group                              $5,053,712          59,543            $4,359,738        416,801
Non-Executive                                  $566,998           6,354                     0              0
Director Group
Non-Executive                               $12,416,194         146,288           $10,711,207      1,024,016
Officer Employee Group


    (1) This is a hypothetical valuation using a modified Black-Scholes valuation formula pursuant to Securities and Exchange Commission regulations and does not reflect the actual value of the option awards at any given time.

Types of Awards.

     The 1997 Stock Plan permits the Board to award one or more of the following different types of incentive awards, depending on suitability in individual cases: stock options, including qualified stock options; restricted stock; restricted units and such other incentive award forms as are consistent with the purposes of the plan.

     Stock Options. One or more stock options can be granted to any participant. Each stock option granted will be subject to the terms of the grant and to the following conditions: (a) the exercise price per share will be specified in the grant, and cannot be less than the fair market value of the underlying Common Stock on the date of the grant, unless adjusted as provided in the plan; (b) the expiration period for any option cannot exceed ten years; (c) payment of the exercise price can be made in cash, stock units, shares of Common Stock or other consideration established by the Compensation Committee ("Committee") of the Board; (d) options granted under the plan are exercisable in accordance with the terms specified in the grant; and (e) stock options expire at the time specified in the grant or earlier in accordance with the termination and forfeiture provisions of the plan. The Committee may alter the expiration period for any options not yet vested at its discretion.

     In the case of a participant who pays the exercise price of an option prior to the date on which it expires by means of presenting shares of Common Stock previously acquired by the participant, the Committee grants the participant another option (a "Restored Option") of the same type as the option being exercised for the same number of shares that were so presented. The duration of the Restored Option will be for the remaining term of the underlying option, and the exercise price will be the fair market value of the Common Stock on the day on which the underlying option was exercised.

     Restricted Stock. The participant has the right to vote restricted stock and to receive all dividends and distributions with respect thereto. On the "Award Maturity Date," or upon such earlier date as the Committee shall determine, the restrictions imposed by the plan upon the restricted stock lapse, and the participant becomes fully vested in the award. The Committee intends to continue the Board's practice under the 1993 Plan that the annual grants of restricted stock (other than restricted stock issued to directors in lieu of fees and retainers and restricted stock issued upon the exercise of a stock option) will contain a performance element (currently based on total return to stockholders) which must be satisfied in order for all or a specified portion of the grant to vest. The performance element is based on total shareholder return versus the integrated international oil index published by Standard & Poors.

     Restricted Units. A restricted unit is deemed to be the equivalent of a share of Common Stock and dividend equivalents are paid on each restricted unit. Upon vesting of a restricted unit, the participant receives either an equivalent number of shares of Common Stock or the fair market value of an equivalent number of shares of Common Stock.

     The closing sale price of Texaco Inc. Common Stock on March 20, 1997, as reported in The Wall Street Journal was $101.00 per share.

Eligibility for Participation.

     Participants in the plan are those current and newly retired officers and key employees of the company who are selected by the Committee. Approximately 400 employees (including 19 Executive Officers) are currently eligible to participate in the plan.

     Non-employee directors are also participants in the plan with respect to their annual retainers and fees. The Board may pay all or a portion of directors' retainers and fees in Common Stock, either restricted or unrestricted, or in restricted units at their full market value, to be determined by the Board.

Administration and Amendment of the Plan.

     The plan is administered and interpreted by the Committee, which has the exclusive right to interpret its provisions and to adopt or change the rules for its administration. The Committee determines the number and types of awards to be made under the plan and the participants to whom awards are made. It cannot increase the maximum number of shares available for issuance to any Participant or change the performance goals under the plan. The Committee may delegate to the Chief Executive Officer the right to grant awards to eligible employees who are not elected officers of the company.

Adjustments.

     In the event of any stock split, stock dividend, special dividend, or other relevant change in capitalization, the Committee will appropriately adjust the aggregate number and kind of shares subject to award and the number of shares and purchase price per share, if any, under any outstanding awards and options granted under the plan.

Retirement, Death or Disability.

     The plan provides for both early vesting and forfeiture at the discretion of the Committee under specific contingencies, such as retirement, death or total disability.

Forfeiture.

     The plan permits the Committee to cause the forfeiture of awards and other benefits and rights with respect to any awards that are outstanding under certain circumstances. All long-term awards under the plan are made pursuant to award agreements in which the participant agrees to such restrictions as the Committee shall impose as being consistent with the purposes of the plan and the interests of the stockholders.

Transferability.

     Awards under the plan may be transferred by the participant during his or her lifetime only to an immediate family member or trust established for the benefit of the family member and may not otherwise be assigned, pledged or transferred except by will or by the laws of descent and distribution. If a participant dies, rights with respect to an award granted under the plan are exercisable by the participant's designated beneficiary or personal representative.

Withholding Taxes.

     The company deducts withholding taxes on any award and any grant of an award may provide that such withholding taxes may be satisfied with Common Stock having a value equal to the amount of the withholding tax liability.

Changes From The 1993 Plan.

     Following is a summary description of the major differences between the 1993 Plan and the 1997 Stock Plan, which summary, to the extent it relates to the 1997 Stock Plan, is qualified in its entirety by reference to the full text of the 1997 Stock Plan set forth in the Appendix.

     Administration of the Plan. The 1993 Plan was administered by the full Board of Directors. Internal Revenue Code (I.R.C.) Section 162(m) permits the company to deduct annual compensation in excess of $1 million only if the plan is administered by a committee of "outside" directors. Because the full Board is not composed entirely of outside directors, the 1997 Stock Plan will be administered by the Compensation Committee of the Board, which is comprised exclusively of "outside" directors.

     Performance Goals. The 1993 Plan required the Board to establish performance goals and guidelines on the issuance of awards. The 1997 Stock Plan permits the Compensation Committee to establish performance goals, thereby satisfying the requirements of I.R.C. Section 162(m).

     Awards Under the Plan. The total number of shares of Common Stock which can be awarded annually under the 1997 Stock Plan has been increased from eight-tenths of one percent (0.8%) of the shares outstanding at the end of the preceding year, as provided in the 1993 Plan, to one percent (1%) in the 1997 Stock Plan. "Substitute Awards" made to employees of newly acquired companies and to new hires are not counted in the 1% calculation.

     The maximum number of shares available annually for grant as qualified stock options was changed from 2,069,981 to 2,636,980, and the limitation on the number of awards that could be settled for cash has been eliminated in the 1997 Stock Plan. An annual limitation, 500,000, on the number of shares or share equivalents which may be granted to any participant was added to the 1997 Stock Plan in order to satisfy I.R.C. Section 162(m).

     Forfeiture. The 1997 Stock Plan gives the Committee the authority to require the forfeiture of unexercised options and unvested restricted stock and units in order to protect the company's assets, proprietary information, compliance with the law or corporate integrity. The 1993 Plan contained no such provision.

     Transferability. Securities regulations in effect in 1993 prohibited the transfer of stock options. Therefore, the 1993 Plan prohibited transfer of awards under the plan. This regulation has been eliminated. Therefore, the 1997 Stock Plan permits the transfer of awards to participants' immediate family members in order to facilitate estate planning by participants.



THE 1997 INCENTIVE BONUS PLAN

     Under the 1997 Bonus Plan feature of the 1997 Program, cash bonus awards to eligible participants are determined on the basis of the company's "normalized net income," which is net income adjusted to exclude certain non-recurring items of income and expense. As it has in the past, the Compensation Committee will continue to look at other criteria in determining whether individual or corporate-wide bonuses determined on the basis of normalized net income are in line with overall performance. Such criteria shall include the company's consolidated net income, return on equity, change in year-to-year earnings, return on capital employed versus peers in the oil industry, operating and financial performance versus established objectives, performance versus prior year's results and achievement of other corporate and/or divisional objectives established each year by the Committee. In addition, beginning in 1997, the Committee will review achievement of specific performance objectives relating to respect for the individual, safety and workforce diversity.

     Eligible participants are those current officers and key employees and former officers and key employees who served during the performance year being recognized.

     No participant can receive an annual award of more than 2/10ths of 1% of the Company's normalized net income, and the Committee can reduce the award amount of any or all participants below that amount to reflect the participant's and the company's performance. Based on the company's normalized net income for 1996 of $1.665 billion, had the 1997 Bonus Plan been in existence in 1996, the maximum amount that could have been awarded to any participant would have been $3,330,000. The Committee has full authority to exercise its discretion each year to make awards that are less than the maximum provided for in the 1997 Bonus Plan.

     The Committee can amend the plan, but it may not make awards to any participant in excess of the 2/10ths of 1% limitation, and it may not change the business criteria or the performance targets established at the beginning of each performance period. Decisions by the Committee may be subject to ratification by the Board at the Board's discretion.

     Changes From the 1989 Plan. Following is a summary description of the major differences between the 1997 Bonus Plan and the 1989 Plan, which summary, to the extent it relates to the 1997 Bonus Plan, is qualified in its entirety by reference to the full text of the 1997 Bonus Plan set forth in the Appendix.

     The 1989 Plan was  administered  by the Board.  The 1997 Bonus Plan will be
administered  by  the  Committee,   which  establishes   performance  goals  and
guidelines and certifies that such goals have been met.

     Under the 1989 Plan, the Board could each year transfer to an Incentive Bonus Reserve an amount of not more than 1% of the consolidated net income of the company up to a 6% return on the company's equity, plus 3% of the consolidated net income of the company in excess of a 6% return on the company's equity. The Board would then make bonus awards from this reserve. The 1997 Bonus Plan has no provision for a bonus reserve. Rather, in order to comply with I.R.C. Section 162(m), it provides a limit on the awards that can be made to each participant.

     If the Program is approved by the stockholders at the 1997 Annual Meeting, no awards would thereafter be made under either the 1993 Plan or the 1989 Plan. No awards will be made under the Program if stockholder approval is not received.


                                   ----------


Tax Information

     This description of the tax consequences of awards under the 1997 Incentive Program is based on Federal tax laws currently in effect and does not purport to be a complete description of such Federal tax consequences.

     There are no Federal tax consequences either to the optionee or to the company upon the grant of an incentive stock option ("ISO") or a nonqualified stock option ("NQSO"). On the exercise of an ISO, the optionee will not recognize any income and the company will not be entitled to a deduction although such exercise may give rise to alternative minimum tax liability for the optionee. Generally, if the optionee disposes of shares acquired upon exercise of an ISO within two years of the date of grant or one year of the date of exercise, the optionee will recognize ordinary income, and the company will be entitled to a deduction, equal to the excess of the fair market value of the shares on the date of exercise over the option price (limited generally to the gain on the sale). The balance of any gain, and any loss, will be treated as a capital gain or loss to the optionee. If the shares are disposed of after the foregoing holding requirements are met, the company will not be entitled to any deduction, and the entire gain or loss for the optionee will be treated as a capital gain or loss.

     On exercise of a NQSO, the excess of the date-of-exercise fair market value of the shares acquired over the option price will generally be taxable to the optionee as ordinary income and deductible by the company. The disposition of shares acquired upon exercise of a NQSO will generally result in a capital gain or loss for the optionee, but will have no tax consequences for the company.

     With respect to other awards, participants will generally recognize ordinary income and the company will generally be entitled to deductions as follows:

     (i) in the amount of dividends paid on restricted stock during the restricted period and, when such restrictions lapse, in an amount equal to the fair market value of the restricted stock at such time; and

    (ii) in the amount of dividend equivalents paid on restricted units and, upon vesting of restricted units, in the amount of the cash and/or the fair market value of any Common Stock received by a participant pursuant to restricted units.

     The  Board   recommends  that  you  vote  FOR  approval  of  the  Incentive
Compensation Program of 1997.


                                   ----------

                              Stockholder Proposals

     The company is not responsible for the content of the stockholder proposals contained in Items 5, 6, and 7 which are printed as they were submitted. We have included the names, addresses and shareholdings of the primary proponents. The names, addresses and shareholdings of any co-filers may be obtained upon oral or written request to the Secretary of the company.


Item 5-Stockholder Proposal Relating to a Shareholder's Advisory Committee

     This stockholder proposal was submitted by Robert M. Dowling, 503 Mountain Laurel Road, Fairfield, CT 06430, beneficial owner of 50 shares, and is quoted directly from his submission.

     "RESOLVED, that the company shall be requested to establish a Shareholder's Advisory Committee. The Committee will provide non-binding recommendations to the Board of Directors pertaining to Shareholders' interests on policy matters relevant to the company and its business, such as major acquisitions, restructurings, executive compensation, ethical issues, mergers and other significant matters on which the Board is to consult with the Committee. The Board shall insure the effective operation of this Committee and will give consideration to its recommendations. This resolution shall in no way limit or otherwise restrict the ability of the Board to take any action it deems in the company's best interest.

     Members of the Committee shall serve without compensation, except for the reimbursement of reasonable expenses. The Committee will have a minimum of fifteen (15) members and the Board shall develop procedures for the selection of members willing to serve, provided that the following apply:

     1. Members will be the beneficial owner of at least 500 shares of the company's voting stock for the entire period of membership.

     2. At least seven (7) members shall be selected from the 1,000 largest beneficial owners of the company's voting shares.

     3. Members will have no present affiliation with the company, other than as a Shareholder.

     4. The term of each member shall be for two (2) years and in no instance can a member serve more than two (2) consecutive terms."

Supporting Statement

     The final voting results for this proposal, initially presented at the 1996 Shareholder meeting resulted in 7,566,738 shares in favor or 3.66 percent of those voted. This positive response exceeds the criterion established by the SEC for resubmissions and as such it is again presented for further consideration at the 1997 meeting.

     Although it may be argued that procedures are in place to communicate with Shareholders, many view management's periodic overviews as insufficient. The proposed committees personnel composition has the potential to make a significant contribution and will be neither costly to maintain nor bureaucratic. As an advisory group, the Committee by definition cannot impede the decision-making process and it's quality will be such that confidentiality will be maintained. The Committee would also assist in assuring that ethical standards are enforced and applied to all employees, regardless of position, in a uniform and fair manner.

     The formation of the Committee will act as a valuable resource and will benefit the company by strengthening confidence between Shareholders and Board representatives.

     The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

     A shareholder advisory committee is unnecessary since the responsibilities of the Board and its Committees include the functions described in the proposal. They review and approve the company's financial and competitive positions; review operations and activities that pose risk to the company; and review the company's adherence to its vision and values and compliance with our Corporate Conduct Guidelines.

     The Board's legal and fiduciary obligations include gathering all the information it deems necessary, from whatever sources, in order to make decisions that are in the best interest of the company and its stockholders. Although this proposal states it will not limit or restrict the Board's ability to act in the stockholders' best interest, it provides that on stated issues the Board "is to consult with the committee" and "give consideration to its recommendations." Thus, before taking action on such issues the Board must call together this committee, wait while the committee gathers its consultants or advisors, and delay acting until it has had the opportunity to consider in good faith the committee's recommendations.

     The requirement that the Board consult with the committee on an open-ended list of matters, along with the logistical complexity of consulting with a 15-member body, would certainly slow the Board's ability to act, thus impeding its ability to manage the business and affairs of the company for the benefit of all stockholders in those situations where time is of the essence. For example, the delay inherent in noticing and convening the committee, and in waiting for its advice, may be fatal to a proposed transaction, such as an acquisition or new business opportunity. Furthermore, the other party to the transaction may, for legitimate business reasons, object to confidential information involving the transaction being spread beyond directors and officers of the company.

     Nor would the  addition of this  committee  be without  cost.  The proposal requires the company to pay the committee members' expenses, including presumably any fees for expert advice from lawyers, investment bankers, compensation consultants and others, even if the board has already retained experts to provide such advice.

     The Board believes that the creation of such a committee would provide no benefit to the company or to its stockholders and would add a time consuming, costly and redundant layer of oversight.

     Therefore, the Board of Directors recommends a vote AGAINST this proposal.



                                   ----------

Item 6-Stockholder Proposal Relating to Classification of the Board of Directors


     This stockholder proposal was submitted by the International Brotherhood of Teamsters, 25 Louisiana Avenue, N.W., Washington, DC 20001, beneficial owners of 3,600 shares, and is quoted directly from their submission.

     RESOLVED: That the stockholders of Texaco request that the Board of Directors take the steps necessary to declassify the elections of Directors by providing that at future Board elections new directors be elected annually and not by classes as is now provided. The declassification shall be phased in a manner that does not affect the unexpired terms of Directors previously elected.

Supporting Statement

     This resolution requests that the Board end the staggered board system in place at Texaco and instead have all our Directors elected annually. Presently Texaco has 3 classes of Directors and 1/3 of our Board is elected each year and each Director now serves a 3 year term.

     Increasingly, institutional investors are calling for the end of this system of staggered voting. They believe it makes a Board less accountable to shareholders when directors do not stand for annual election. Significant institutional investors such as the Public Employees Retirement System of the State of California, New York City pension funds, New York State pension funds and many others have been supporting this position. As a result shareholder resolutions to end this staggered system of voting have been receiving increasingly large votes. In fact this resolution received a massive vote at Texaco's 1995 stockholder meeting of 44% indicating that many Texaco shareholders feel the time has come for this reform. Numerous companies have demonstrated leadership by changing this practice. Included among them are Westinghouse, Chemical Bank, Commonwealth Edison of Chicago, the Equitable companies.

     We believe this is a practice in which corporations seeking to be accountable to their investors are increasingly putting into place. Studies by the Chief Economist of the SEC have shown that adoption of a classified Board tends to depress a company's stock price and may be contrary to shareholder interests.

     The election of corporate directors is a primary avenue for shareholders to influence corporate affairs and exert accountability on management. We strongly believe that our company's financial performance is linked to its corporate governance policies and procedures and the level of management accountability they impose. Therefore, as shareholders concerned about the value of our investment, we're concerned by our company's current system of electing only one-third of the Board of Directors each year. On other governance issues Texaco is often considered a leader. We believe this staggering of director terms prevents shareholders from annually registering their views on the performance of the board collectively and each director individually.

     Most alarming is that the staggered board can help insulate directors and senior executives from the consequences of poor financial or social performance by denying shareholders the opportunity to replace an entire Board which is pursuing failed policies.

     In addition socially concerned investors also support this reform since the recent scandal regarding racial discrimination and legal settlement of $170 million demonstrates the need for annual board accountability.

     To  hold  the  Board  more  fully   accountable  on  financial  and  social
performance we believe the staggered board system should be ended at Texaco."

     The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

     The company's practice of having a classified Board was approved overwhelmingly by stockholders by a vote of 86.4% and instituted in 1984, as part of a corporate governance system that would help Texaco carry out its long-term business strategy and also assist in protecting the interests of stockholders against raids on their stock value by possible hostile approaches.

     A classified Board offers a number of advantages to a corporation, especially one like Texaco, that must plan effectively over the long term. The company's Board structure helps assure stability, since a majority of the directors  at any one time  will  have  prior  experience  as  directors  of the company, and helps the company to attract and retain highly qualified individuals willing to commit the time and dedication necessary to understand the company, its operations and its competitive environment.

     Directors on the company's classified Board can best properly represent the interests of all stockholders. For example, this structure can give the Board needed time to evaluate any proposal to acquire the company, study alternative proposals, and help ensure that the best price will be obtained in any transaction involving the company. A classified Board also encourages persons seeking to acquire control of the company to initiate such an acquisition through arm's-length negotiations with the Board, which would then be in a position to negotiate a transaction that is fair to all stockholders.

     A number of leading institutional investors and commentators have recognized the benefits inherent in a classified Board. For example, the Teachers Insurance and Annuity Association - College Retirement Equities Fund, has concluded that a classified Board is in full accordance with the principles of good corporate governance, and has recognized and supported the right of a Board to organize its functions and its business in the manner it deems most efficient.

     As detailed in the Section providing information concerning the Board of Directors beginning on page 3, Texaco has been a consistent leader in implementing corporate governance policies that ensure responsiveness and accountability to stockholders. In recognition of this leadership role, in both 1994 and 1995 Chief Executive magazine named Texaco's Board of Directors as one of the five best boards of the 200 companies examined.

     The Board continues to believe that a classified Board is appropriate and prudent in protecting the interests of all of Texaco's stockholders, and that the continuity and quality of leadership that results from a classified Board provides the proper environment in which to foster the creation of long-term value for stockholders.

     A similar proposal was put before stockholders two years ago and received less than a majority of the votes cast, confirming the board's view that a classified board structure was a significant stockholder rights protection that should be retained.

     Therefore, the Board of Directors recommends a vote AGAINST this proposal.


                                   ----------

Item 7-Stockholder Proposal Relating to Diversity on the Board of Directors

     This stockholder proposal was submitted by the Board of Pensions, Evangelical Lutheran Church in America, 800 Marquette Avenue, Suite 1050, Minneapolis, MN 55402-2885, beneficial owners of 3,200 shares, and is quoted directly from their submission.

     "WHEREAS, in 1993 shareholders introduced a resolution urging Texaco to make its Board of Directors inclusive. We believed then, as we do now, that our board of directors needs to be more representative of shareholders and reflect a diverse population, workforce and marketplace, so our company can remain competitive. The loss of $170 million in discrimination settlements in 1996 strongly underscores Texaco's need for expanded diversity on our Board.

     In 1994, the Investor Responsibility Research Center reported inclusiveness at senior management and board levels was only 9% within the Fortune 500 companies. If we are to be prepared for the twenty-first century, we must learn how to compete in an increasingly diverse global marketplace by selecting the best people regardless of race, gender, religion or physical challenge.

     We believe the judgements and perspectives of a more diverse board would improve the quality of corporate decision-making. Since the board is responsible for representing shareholder interests, we urge our corporation to enlarge its search for qualified board members including women and minorities. The Teachers Insurance and Annuity Association and College Retirement Equities Fund, the largest institutional investor in the United States, recently issued a set of corporate governance guidelines including a call for "diversity of directors by experience, sex, age and race."

     Robert Campbell, CEO of Sun Oil, stated in the Wall Street Journal of August 12 1996; "Often what a women or minority person can bring to the board is some perspective a company has not had before - adding some modern-day reality to the deliberation process. Those perspectives are of great value, and often missing from an all white-male gathering. They can also be inspirational to the company's diverse workforce."

     W.R. Grace's 1996 proxy states their Board... "recognizes that its composition should reflect the global nature of the company's operations and the diversity of its workforce. The Board also recognizes that it is in a unique position to `set the tone at the top' and to demonstrate its belief that diversity makes good business sense." While Texaco has one woman and one African American on its Board, we believe the recent scandal and legal settlement highlight the need for additional Board members.

     We request the Nominating Committee of the Board take urgent steps to include additional women and minority candidates for nomination to the Board in 1997 and 1998.

     THEREFORE, BE IT RESOLVED that the shareholders request:

     1. The Board issue a policy publicly committing the company to a more diverse board, a program of steps, and the timeline to move further in that direction.

     2. The Board make available a report by September 1997 summarizing effort to encourage and increase the diversification of:
         a)   our Board of Directors
         b)   our executive board search firms
         c)   Texaco's Public Responsibility
              Committee
         d)   all Board of Directors committees"

     The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

     We are strongly committed to the promotion of diversity and inclusiveness not only on our Board of Directors, but throughout the company. This commitment has been communicated both through the company's statement of Vision and Values and its Corporate Conduct Guidelines, which are provided to each employee and available to stockholders upon request to the Corporate Secretary, and through a comprehensive plan to ensure fairness and economic opportunity for employees and business partners, including minorities and women, the details of which were published and widely disseminated on December 18, 1996.

     Consistent with this commitment, the Committee on Directors and Board Governance continually seeks opportunities to enhance the diversity of the Board. The search for and selection of director candidates is by its very nature extremely sensitive. Intensive research and review of qualifications is required to identify candidates who have the necessary skills and experience to meet the company's published standards and to effectively represent the interests of stockholders. Often, when appropriate candidates are initially identified they may be unable or unwilling to serve on the Board as a result of a variety of legal or other concerns. Arbitrary deadlines could sacrifice the thoroughness of this effort. All of this activity occurs, of necessity, "behind the scenes," where the level and intensity of the effort cannot be apparent to stockholders.

     To pursue successfully such an inherently sensitive process, the Committee on Directors and Board Governance and the Board as a whole must have maximum flexibility to review and consider the broadest range of appropriate candidates. We are concerned that the mandates in this stockholder proposal would be too restrictive to allow the Board to identify candidates who represent both the desired degree of diversity and the outstanding qualities needed to best serve the interests of stockholders. The company does accept the essence and intent of the proposal, shares completely the objectives behind it and wishes to re-emphasize that the Board is already moving aggressively and responsibly in the direction suggested.

     Therefore, the Board of Directors recommends a vote AGAINST this proposal.



                                   ----------

EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

Compensation Committee Report

     The Compensation Committee of the Board of Directors is composed entirely of independent outside directors. The Committee is responsible for establishing and administering the compensation policies applicable to the company's officers and senior personnel.

     The company's management pay structure and award opportunities are targeted to be competitive in the mid-range with a mixed group of twenty oil and non-oil companies (the "Comparable Companies"). The Comparable Companies were selected based on size, complexity and operational challenge in relation to Texaco. All of the Comparable Companies, except for the U.S. subsidiary of one foreign-based oil company, are included in the S&P 500 Index, and four of these companies are also included in the S&P Integrated International Oil Index, both of which are used in the comparison graphs on page 36.

     In addition, each year the company and the Committee test Texaco's performance against the results of its competitors. That comparison is reflected in the graphs on page 36.

     The compensation program is composed of three elements: salary at a competitive level to attract and retain the highest caliber of employees; performance bonus; and long-term stock-based incentives. The bonus is based on performance with respect to financial and operating objectives, and the long-term awards are tied to stock price performance and total return to stockholders. This mix of compensation elements places more of total compensation at risk and emphasizes performance.

     As a person's level of responsibility in the company increases, a greater portion of potential total compensation opportunity is shifted from salary to performance incentives and to greater reliance on growing total return to stockholders through stock-based awards. This increasingly aligns the interests of these managers with the interests of stockholders.

     The total of salary and bonus is intended to provide cash compensation which is to be competitive in a mid-range when performance meets goals.

     The overall salary range structure, including midpoints and progression between grade levels, is maintained at a mid-range competitive level to attract and retain the highest caliber of employees. Individual salaries are based on the salary range for the position as well as the length of service in grade and the quality of performance in that position.

     The bonus  formula  for  non-officer  participants  contains  a  subjective element under which they are rated with respect to initiative, managerial ability, overall contribution to corporate and/or unit performance, fostering the company's "Vision and Values" and compliance with the Corporate Conduct Guidelines. The successful Texaco manager must perform effectively in many areas which are not measured specifically by financial or operating results. Performance is also assessed against standards of business conduct reflecting social values and the expectations of the company's key constituencies including its employees and stockholders, the consumers of its products, suppliers and customers, the communities in which it operates and the countries where it does business. Among the corporate values and elements of the Corporate Conduct Guidelines considered are those which promote equal employment opportunity and diversity, safeguarding of the environment and protection of the health and safety of the company's employees. Adherence to these high standards is understood to have direct effect on the company's profitability, and the performance of the company's managers is appraised in this regard.

     The long-term incentive program consisting of stock options and performance restricted shares (which vest based on the company's total return to stockholders vs. the S&P Integrated International Oil Index) emphasizes total return to stockholders, motivates stock ownership by the management by requiring that vested benefits be received in stock and not cash, and encourages retention and continuity of management. While the company has no obligatory levels for equity holdings by management personnel, long-term incentive awards are designed and administered to encourage share ownership and have done so. The Committee reviews the ownership by officers each year. In general, the officers have stock holdings in excess of typical target or mandatory levels where they have been established by some companies in industry. Of the six officers named in the table on page 31 the four who are still active employees, Messrs. Bijur, Krowe, Black and Tilton, had, on average, holdings in Texaco stock of 12 1/2 times salary as of December 31, 1996. The values of the packages of long-term incentive award targets comprised of performance shares and options at each grade level are established by the Committee and are intended to be fully competitive with the programs offered by the Comparable Companies. Generally, the number of options and performance shares awarded to any participant are determined by a competitive position grading and by the level of performance. There is no relationship to awards in prior years.

     The compensation of the Chief Executive Officer and any other officer-director is established by the Committee and reviewed with and ratified by the Committee of Non-Management Directors, which consists of all the outside directors and is chaired by Mr. Murphy. The compensation for Mr. DeCrane for the first six months of 1996 when he served as Chief Executive was determined by the Compensation Committee in the same general manner as for other members of the management team. Reference was also made to the salary rate of chief executive officers of the Comparable Companies and his salary was at approximately the mid-range of that group. Mr. DeCrane's bonus for 1996 was determined by the performance of the company with respect to the established Incentive Bonus Plan objectives as applied to the target level for his position grade.

     Mr. Bijur's salary was increased in 1996 concurrent with his promotion to Vice Chairman of the Board, and was further increased upon his election as Chairman of the Board and Chief Executive Officer. He will also receive an increase on April 1, 1997 consistent with a new corporate policy to have an annual salary review date of April 1 for all non-represented U.S. based employees. His salary level was set after reference to the salary rates and length of time in the position of the chief executive officers of the Comparable Companies. Because he is new to his position, Mr. Bijur's base salary is below the average and the median base salary paid for his position by the companies in the comparator group. Mr. Bijur's bonus for 1996 was based on the target levels established prior to his assuming each of the three positions he held during the year as apportioned for the time served in each.

     Long-term awards granted were based on the standard established by the Compensation Committee for all members of the management team, as noted above. In establishing the overall compensation for the company's Chief Executive Officers, the Committee compares Texaco's performance with other companies in the industry and with the specific objectives set and considers a range of performance factors including normalized earnings, return on capital employed, return on average stockholders' equity, total return to stockholders, net income per share, and worldwide reserve replacement without assigning any particular weight to any of these factors. The total compensation of a chief executive officer reflects his success in: meeting objectives, formulating corporate strategies, and, in the case of Mr. Bijur, in his development and execution of the restructuring of the company's business effective January 1, 1997 and his leadership in settling litigation and establishing policies and objectives relating to the company's diversity policies.

     The Committee reviews information on compensation and other data at competitor and comparable sized companies that it receives from outside independent consultants, at least annually.

     As the result of studies and recommendations by a consultant in 1996, the Committee concluded that the target levels of awards under the Stock Incentive Plan and the Incentive Bonus Plan were no longer sufficient to maintain compensation opportunities relative to the Comparable Companies. The long-term award levels were increased for the 1996 awards compared to those in 1995 and are reflected in the awards received by the persons named in the table on page
31. The incentive bonus award levels were increased for all participants except those persons named in the table on page 31.

     Texaco's incentive bonus and stock incentive plans are performance-based plans. Therefore, under I.R.C. Section 162 (m), compensation paid in 1996 is fully deductible and it is the intention of the Committee to continue to comply to the extent practicable. The incentive plans being recommended for stockholder approval at the 1997 Annual Meeting are constituted to keep the company's compensation programs in compliance with Section 162(m).

     In conclusion, the Committee believes that the quality and motivation of all of Texaco's employees, including its managers, make a significant difference in the long-term performance of the company. The Committee also believes that compensation programs which reward performance that meets or exceeds high standards also benefit the stockholders, so long as there is an appropriate downside risk element to compensation when performance falls short of such standards and that the Committee has appropriate flexibility in administering the program to achieve the objectives of same. The Committee is of the opinion that Texaco's management compensation programs meet these requirements, have contributed to the company's success and are deserving of stockholder support.




Robert A. Beck               Willard C. Butcher
   Chairman





Edmund M. Carpenter          Charles H. Price, II





William C. Steere           Thomas A. Vanderslice

     The following compensation information is furnished for service performed by the company's Chief Executive Officer and former Chief Executive Officer and its four other most highly compensated Executive Officers for the three years indicated.

                                            SUMMARY COMPENSATION TABLE

                                                                          Long-Term
                                   Annual Compensation               Compensation Awards
                                   -------------------               -------------------
                                                                                Securities
                                                       Other       Restricted   Underlying            All
Name and Principal                                    Annual          Stock      Options/            Other
  Position           Year    Salary($) Bonus($)   Compensation($) Awards($)(1)    SARs(#)     Compensation($)(2)
  --------           ----    ------------------   ----------------------------    -------     ------------------
P.I. Bijur           1996     638,833   939,089       4,985          971,904     155,073            38,322
   Chairman of the   1995     405,333   251,363       3,518          200,330      65,576            27,200
     Board/CEO       1994     382,500   140,879       3,351          154,063      21,481            25,134
     (from July 1)

A.C. DeCrane, Jr.    1996     500,000   588,534      11,017          971,904     412,777            29,988
   Chairman of       1995     977,500   862,764      10,063          777,514     277,615            61,500
     the Board/CEO   1994     927,500   595,135       9,818          769,107     149,859            57,834
     (until July 1)

A.J. Krowe           1996     701,500   772,743       4,262          595,483     194,609           172,855
   Vice Chairman     1995     672,000   566,403       4,166          453,710     144,021           171,091
                     1994     633,000   390,705       8,865          534,964      71,068           168,751

C.R. Black           1996     406,667   278,634       7,206          179,341      66,904            24,420
   Senior Vice       1995     390,000   204,232      12,623          162,267      52,163            28,408
     President       1994     373,333   140,879      12,294          154,063      26,792            35,150

W.C. Bousquette      1996     425,000   374,500       1,246          161,432      25,052           112,696
   Senior Vice       1995     399,866   174,618      74,706          286,767      27,129           325,719
     President
     (retired        1994           0         0           0                0           0                 0
     Dec. 31, 1996)

G.F. Tilton          1996     360,000   342,934      39,279          230,351      70,315            52,415
   Senior Vice       1995     322,500   251,363      31,431          200,330      54,158           104,659
     President       1994     268,500   116,300           0          128,488      20,312            18,679

(1) Messrs. Bijur, DeCrane, Krowe, Black, Bousquette and Tilton had restricted stockholdings of 50,955; 181,132; 109,233; 41,342; 8,928; and 37,101
     shares, respectively, as of December 31, 1996. The shares had a market value of $4,999,959; $17,773,578; $10,718,488; $4,056,684; $876,060; and
     $3,640,536, respectively, at December 31, 1996, based on a value of $98.125 per share. These share numbers and values include the awards since the last proxy statement which are reported in the "Restricted Stock Awards" column above. Dividends are paid on the restricted stock at the same time and rate as dividends paid to holders of unrestricted stock.
(2) Matching contributions to the qualified and nonqualified Employees Thrift Plans and moving expenses associated with job reassignment are provided on the same basis for all employees. Mr. Krowe became entitled to Texaco retirement benefits commencing in July 1992, the month after he attained age 60, for the period October 1988 through June 1992, which are no less than he would have been entitled to under his previous employer's retirement plan, reduced by the amount actually received from that previous employer's plan. Included in the amounts shown for Mr. Krowe is $130,771 received pursuant to the aforementioned arrangement in 1996.

                             OPTION GRANTS IN 1996

Individual Grants of Options
---------------------------------------------------------------------------------------------------------------
                                           Number
                                             of
                                         Securities
                                         Underlying     % of Total       Exercise or                 Grant Date
                                           Options        Options           Base       Expiration     Present
Name                          Date       Granted(#)       Granted       Price($/Sh.)      Date        Value $*
----                          ----       ----------       -------       ------------      ----        --------

P.I. Bijur                    06/28/96     80,157          1.904%         84.87500     06/28/2006      838,442
A.C. DeCrane, Jr.             06/28/96     80,157          1.904%         84.87500     06/28/2006      838,442
A.J. Krowe                    06/28/96     49,112          1.167%         84.87500     06/28/2006      513,712
C.R. Black                    06/28/96     14,791          0.351%         84.87500     06/28/2006      154,714
W.C. Bousquette               06/28/96     13,314          0.316%         84.87500     06/28/2006      139,264
G.F. Tilton                   06/28/96     18,998          0.451%         84.87500     06/28/2006      198,719





Individual Grants of Restored Options
---------------------------------------------------------------------------------------------------------------

     All options include a restoration feature, by which options are granted to replace shares that are exchanged by participants as full or partial payment to the company of the purchase price of shares being acquired through the exercise of a stock option or withheld by the company in satisfaction of tax withholding obligations. Since restored options are granted at an exercise price which is equal to the market price of the company's Common Stock on the day of grant, they are issued at an exercise price which is at a higher price than the exercise price of the original grant. Options vest 50% after one year and are fully exercisable after two years. Restored options are fully exercisable after six months and expire at the date of the original grant.

                                           Number
                                             of
                                         Securities
                                         Underlying     % of Total       Exercise or                 Grant Date
                                           Options        Options           Base       Expiration     Present
Name                          Date       Granted(#)       Granted       Price($/Sh.)      Date        Value $*
----                          ----       ----------       -------       ------------      ----        --------

P.I. Bijur                    01/03/96      1,244          0.030%         78.50000     01/02/2000       10,238
                              01/03/96        114          0.003%         78.50000     06/22/2000          938
                              01/03/96      4,892          0.116%         78.50000     06/26/2002       40,261
                              04/26/96      3,700          0.088%         84.81250     01/02/2000       37,777
                              04/26/96        669          0.016%         84.81250     06/24/2004        6,830
                              04/26/96      1,883          0.045%         84.81250     02/24/2005       19,225
                              06/17/96      3,321          0.079%         83.32150     06/28/2001       34,372
                              06/17/96      4,778          0.114%         83.31250     06/25/2003       49,452
                              06/17/96      3,943          0.094%         83.31250     06/24/2004       40,810
                              06/26/96      3,622          0.086%         84.43750     06/24/2004       38,393
                              07/09/96        921          0.022%         86.18750     06/24/2004       10,149
                              07/09/96      6,558          0.156%         86.18750     06/23/2005       72,269
                              10/28/96        670          0.016%        101.93750     01/02/2000        8,737
                              10/28/96      2,098          0.050%        101.93750     06/28/2001       27,358
                              10/28/96      3,969          0.094%        101.93750     06/26/2002       51,756
                              10/28/96      1,335          0.032%        101.93750     06/23/2005       17,408
                              12/17/96      1,538          0.037%         97.00000     05/09/1999       18,533
                              12/17/96      2,201          0.052%         97.00000     01/02/2000       26,522
                              12/17/96      2,835          0.067%         97.00000     06/22/2000       34,162
                              12/17/96      3,959          0.094%         97.00000     06/26/2002       47,706
                              12/17/96      4,253          0.101%         97.00000     06/25/2003       51,249
                              12/26/96      3,454          0.082%         98.12500     05/09/1999       42,242
                              12/26/96      1,508          0.036%         98.12500     06/22/2000       18,443
                              12/30/96        931          0.022%         99.00000     06/22/2000       11,489
                              12/30/96      3,339          0.079%         99.00000     06/28/2001       41,203
                              12/30/96      4,021          0.096%         99.00000     06/25/2003       49,619
                              12/30/96      3,160          0.075%         99.00000     06/24/2004       38,994


                                           Number
                                             of
                                         Securities
                                         Underlying     % of Total       Exercise or                 Grant Date
                                           Options        Options           Base       Expiration      Present
Name                          Date       Granted(#)       Granted       Price($/Sh.)      Date        Value $*

A.C. DeCrane, Jr.             02/02/96      3,434          0.082%         81.62500     05/09/1999       29,429
                              02/02/96     26,575          0.631%         81.62500     01/02/2000      227,748
                              02/02/96     15,798          0.375%         81.62500     06/26/2002      135,389
                              02/02/96     15,318          0.364%         81.62500     06/25/2003      131,275
                              05/10/96      8,177          0.194%         80.37500     06/25/2003       78,581
                              05/10/96      9,521          0.226%         80.37500     02/24/2005      171,375
                              05/10/96     17,833          0.424%         80.37500     06/24/2004       91,497
                              05/22/96     22,839          0.543%         85.68750     06/28/2001      239,810
                              05/22/96      4,814          0.114%         85.68750     06/24/2004       50,547
                              05/22/96        901          0.021%         85.68750     07/22/2004        9,461
                              06/26/96     13,847          0.329%         84.43750     06/24/2004      146,778
                              08/02/96      6,733          0.160%         85.25000     06/22/2000       69,215
                              08/02/96      1,604          0.038%         85.25000     06/28/2001       16,489
                              08/02/96     22,376          0.532%         85.25000     06/25/2003      230,025
                              08/02/96      7,936          0.189%         85.25000     06/24/2004       81,582
                              08/02/96        905          0.022%         85.25000     07/22/2004        9,303
                              08/02/96     31,922          0.758%         85.25000     06/23/2005      328,158
                              11/11/96     18,302          0.435%         95.62500     05/09/1999      213,218
                              11/11/96     15,688          0.373%         95.62500     06/22/2000      182,765
                              11/11/96     13,485          0.320%         95.62500     06/26/2002      157,100
                              11/11/96      6,873          0.163%         95.62500     06/25/2003       80,070
                              11/11/96        139          0.003%         95.62500     06/24/2004        1,619
                              11/22/96      2,823          0.067%         99.31250     05/09/1999       34,441
                              11/22/96     11,140          0.265%         99.31250     01/02/2000      135,908
                              11/22/96     14,299          0.340%         99.31250     06/24/2004      174,448
                              11/22/96      7,706          0.183%         99.32150     02/24/2005       94,013
                              12/26/96     10,833          0.257%         98.12500     01/02/2000      132,488
                              12/26/96      8,139          0.193%         98.12500     06/26/2002       99,540
                              12/30/96      5,483          0.130%         99.00000     06/26/2002       67,660
                              12/30/96      7,177          0.171%         99.00000     06/25/2003       88,564
A.J. Krowe                    02/02/96      6,984          0.166%         81.62500     01/02/2000       59,853
                              02/02/96      3,569          0.085%         81.62500     06/22/2000       30,586
                              02/02/96        584          0.014%         81.62500     06/28/2001        5,005
                              02/02/96      9,851          0.234%         81.62500     06/26/2002       84,423
                              04/26/96      7,752          0.184%         84.81250     05/09/1999       79,148
                              04/26/96      4,341          0.103%         84.81250     01/02/2000       44,322
                              04/26/96      3,271          0.078%         84.81250     06/24/2004       33,397
                              04/26/96      6,323          0.150%         84.81250     02/24/2005       64,558
                              05/10/96      9,491          0.225%         80.37500     06/24/2004       91,209
                              06/26/96      8,204          0.195%         84.43750     06/24/2004       86,962
                              08/02/96      7,076          0.168%         85.25000     06/24/2004       72,741
                              08/02/96        517          0.012%         85.25000     07/22/2004        5,315
                              08/02/96     18,628          0.443%         85.25000     06/23/2005      191,496
                              10/28/96      1,142          0.027%        101.93750     06/22/2000       14,892
                              10/28/96      6,310          0.150%        101.93750     06/26/2002       82,282
                              10/28/96      7,889          0.187%        101.93750     06/26/2002      102,873
                              10/28/96     10,252          0.244%        101.93750     06/25/2003      133,686
                              10/28/96      2,460          0.058%        101.93750     06/24/2004       32,078
                              11/11/96      3,390          0.081%         95.62500     06/22/2000       39,494
                              11/11/96      7,480          0.178%         95.62500     06/25/2003       87,142
                              11/11/96        462          0.011%         95.62500     07/22/2004        5,382
                              12/26/96      1,934          0.046%         98.12500     06/28/2001       23,653
                              12/26/96      9,306          0.221%         98.12500     06/25/2003      113,812
                              12/30/96      2,592          0.062%         99.00000     05/09/1999       31,985
                              12/30/96        463          0.011%         99.00000     06/22/2000        5,713
                              12/30/96      5,226          0.124%         99.00000     06/28/2001       64,489



                                           Number
                                             of
                                         Securities
                                         Underlying     % of Total       Exercise or                 Grant Date
                                           Options        Options           Base       Expiration      Present
Name                          Date       Granted(#)       Granted       Price($/Sh.)      Date        Value $*
----                          ----       ----------       -------       ------------      ----        --------

C.R. Black                    01/25/96      6,274          0.149%         78.87500     06/26/2002       51,949
                              04/26/96      5,772          0.137%         84.81250     05/09/1999       58,932
                              04/26/96      1,900          0.045%         84.81250     06/26/2002       19,399
                              04/26/96      1,380          0.033%         84.81250     06/24/2004       14,090
                              04/26/96      1,883          0.045%         84.81250     02/24/2005       19,225
                              05/03/96      1,737          0.041%         83.93750     06/24/2004       18,013
                              06/26/96      2,991          0.071%         84.43750     06/24/2004       31,705
                              07/25/96      4,565          0.108%         84.81250     01/02/2000       48,389
                              07/25/96      3,008          0.071%         84.81250     06/24/2004       31,885
                              10/28/96      1,666          0.040%        101.93750     01/02/2000       21,725
                              10/28/96      2,560          0.061%        101.93750     06/22/2000       33,382
                              10/28/96      2,336          0.055%        101.93750     06/28/2001       30,461
                              10/28/96      1,019          0.024%        101.93750     06/26/2002       13,288
                              10/28/96      1,016          0.024%        101.93750     06/25/2003       13,249
                              10/28/96      5,572          0.132%        101.93750     06/23/2005       13,249
                              11/04/96      2,202          0.052%         99.75000     06/25/2003       69,037
                              12/26/96      2,772          0.066%         98.12500     06/28/2001       26,930
                              12/26/96      1,347          0.032%         98.12500     06/25/2003       33,902
                              12/30/96      2,113          0.050%         99.00000     06/25/2003       16,622
W.C. Bousquette               01/24/96      3,965          0.094%         78.50000     01/23/2005       32,354
                              07/24/96      5,482          0.130%         85.00000     06/23/2005       58,438
                              12/30/96        988          0.023%         99.00000     01/23/2005       12,192
                              12/30/96      1,303          0.031%         99.00000     06/23/2005       16,079
G.F. Tilton                   04/26/96      1,096          0.026%         84.81250     01/02/2000       11,190
                              04/26/96         86          0.002%         84.81250     06/28/2001          878
                              04/26/96      2,135          0.051%         84.81250     06/26/2002       21,798
                              04/26/96      1,571          0.037%         84.81250     02/24/2005       16,040
                              05/03/96      1,452          0.034%         83.93750     05/09/1999       15,057
                              05/03/96      2,136          0.051%         83.93750     01/02/2000       22,150
                              05/03/96        786          0.019%         83.93750     06/22/2000        8,151
                              05/10/96      1,522          0.036%         80.37500     06/22/2000       14,626
                              05/10/96        458          0.011%         80.37500     06/24/2004        4,401
                              06/26/96      3,804          0.090%         84.43750     06/24/2004       40,322
                              06/26/96      6,102          0.145%         84.43750     06/23/2005       64,681
                              10/28/96         47          0.001%        101.93750     06/22/2000          613
                              10/28/96      1,757          0.042%        101.93750     06/25/2003       22,911
                              10/28/96      2,791          0.066%        101.93750     06/24/2004       36,395
                              10/28/96      1,825          0.043%        101.93750     06/23/2005       36,395
                              11/04/96      1,584          0.038%         99.75000     06/22/2000       22,612
                              11/04/96        551          0.013%         99.75000     06/26/2002       19,626
                              11/04/96      3,462          0.082%         99.75000     06/25/2003        6,827
                              11/11/96        956          0.023%         95.62500     05/09/1999       40,332
                              11/11/96      1,462          0.035%         95.62500     06/25/2003       11,137
                              12/26/96      3,174          0.075%         98.12500     05/09/1999       17,880
                              12/26/96      1,757          0.042%         98.12500     01/02/2000       38,818
                              12/26/96      1,490          0.035%         98.12500     06/22/2000       21,488
                              12/26/96      3,819          0.091%         98.12500     06/28/2001       18,223
                              12/26/96      2,404          0.057%         98.12500     06/26/2002       46,706
                              12/26/96        376          0.009%         98.12500     06/24/2004       29,401
                              12/30/96      1,460          0.035%         99.00000     01/02/2000       47,126
                              12/30/96        667          0.016%         99.00000     06/22/2000       29,665
                              12/30/96        587          0.014%         99.00000     06/24/2004        4,640

      * Valuation. All options are granted at an exercise price equal to the market value of the company's Common Stock on the date of grant. Therefore, if there is no appreciation in that market value, no value will be realizable. In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value: for all grants the option term is assumed to be three years, volatility at 15%, dividend of $3.40 per share and interest rates of 5.0% to 6.53%. The real value of the options in this table depends solely upon the actual performance of the company's stock during the applicable period.

                                 AGGREGATED OPTION EXERCISES IN 1996 AND
                                        YEAR-END OPTION VALUES

                                                               Number of Securities       Value of Unexercised
                                       Shares                 Underlying Unexercised      In-the-Money Options
                                       Acquire                 Options at Year-End(#)*       at Year-End($) **
                                         on         Value    -------------------------- -------------------------
Name                                 Exercise(#)  Realized($)Exercisable  Unexercisable Exercisable Unexercisable
----                                 -----------  ---------- -----------  ------------- ----------- -------------

P.I. Bijur                             21,318    1,968,795      10,062       139,980       135,591    1,589,974

A.C. DeCrane, Jr.                      85,000    7,533,084      49,846       326,737       667,514    3,834,356

A.J. Krowe                             50,334    4,631,577      63,772       166,581       984,658    2,066,002

C.R. Black                             19,345    1,808,593       2,132        82,036        63,027    1,084,165

W.C. Bousquette                         3,314      285,253       2,867        34,651        56,265      700,179

G.F. Tilton                            17,290    1,624,513      14,116        61,825       191,385      665,533

   * Includes options reported in the chart entitled "Option Grants in 1996". ** Based on the 1996 year-end price of $98.125.




Performance Graphs

     The two graphs on the following page compare the cumulative total stockholder return on Texaco's Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Integrated International Oil Index during five-year and nine-year periods. The measurement period in the first graph begins on December 31, 1991, and the second graph begins four years earlier on December 31, 1987. The second graph reflects the market performance of the company's stock over the full period from the commencement of the extensive restructuring initiated by the company in 1988.

                              Five-Year Comparison
                       Cumulative Return to Shareholders
             (Price Appreciation and the Reinvestment of Dividends)
                             Texaco vs. S&P Indices

DOLLARS (END-OF-PERIOD)
                                                                                           Total Return
                                                                                           Annual Growth
                     1991        1992        1993        1994        1995        1996           Rate
                     ----        ----        ----        ----        ----        ----           ----
Texaco             $100.00     $102.80     $117.01     $114.01     $156.59     $203.04          15.2%
S&P 500            $100.00     $107.61     $118.40     $120.01     $164.95     $202.72          15.2%
S&P Oils           $100.00     $102.52     $122.94     $130.60     $175.27     $216.65          16.7%






                              Nine-Year Comparison
                       Cumulative Return to Shareholders
             (Price Appreciation and the Reinvestment of Dividends)
                             Texaco vs. S&P Indices

DOLLARS (END-OF-PERIOD)
                                                                                                                       Total Return
                                                                                                                       Annual Growth
                     1987      1988      1989      1990      1991      1992      1993      1994      1995      1996        Rate
                     ----      ----      ----      ----      ----      ----      ----      ----      ----      ----        ----

Texaco              $100.00   $143.84   $204.05   $220.68   $235.16   $241.74   $275.17   $268.11   $368.25   $477.47     19.0%
S&P 500             $100.00   $116.50   $153.30   $148.52   $193.57   $208.30   $229.20   $232.31   $319.30   $392.41     16.4%
S&P Oils            $100.00   $119.43   $160.98   $172.17   $198.48   $203.47   $244.01   $259.20   $347.87   $430.00     17.6%


Retirement Plan
     Over 12,365 employees of the company and its subsidiaries, including the 19 elected officers, are eligible to participate in the Retirement Plan. The plan is a qualified plan under the Internal Revenue Code and provides benefits funded by company contributions. In addition, participants have the option of making contributions to the plan and receiving greater pension benefits. Contributions are paid to a Master Trustee and to insurance companies for investment.

     For purposes of calculating pension benefits for the named executive officers, the plan recognizes salary and bonus only and does not take into account other forms of compensation. For the named executive officers, salary and bonus for the last three years are shown in the salary and bonus columns of the Summary Compensation Table. Effective January 1, 1997, IRS regulations provide that covered remuneration cannot exceed $160,000 per year (as indexed for inflation) for purposes of this plan. The amount of an employee's pension is the greater of a benefit based upon a final pay formula (applicable in most cases), a career average formula, or a minimum retirement benefit.


PENSION PLAN TABLE
                                                                   YEARS OF BENEFIT SERVICE
COVERED REMUNERATION*                  15         20          25         30          35          40         45
---------------------             ------------------------------------------------------------------------------
           $   100,000            $  22,500   $ 30,000   $  37,250   $ 44,350   $   51,350  $  58,350  $  65,350
               200,000               45,000     60,000      74,700     88,700      102,700    116,700    130,700
               400,000               90,000    120,000     149,400    177,400      205,400    233,400    261,400
               600,000              135,000    180,000     224,100    266,100      308,100    350,100    392,100
               800,000              180,000    240,000     298,800    354,800      410,800    466,800    522,800
             1,000,000              225,000    300,000     373,500    443,500      513,500    583,500    653,500
             1,200,000              270,000    360,000     448,200    532,200      616,200    700,200    784,200
             1,400,000              315,000    420,000     522,900    620,900      718,900    816,900    914,900
             1,600,000              360,000    480,000     597,600    709,600      821,600    933,600  1,045,600
             1,800,000              405,000    540,000     672,300    798,300      924,300  1,050,300  1,176,300
             2,000,000              450,000    600,000     747,000    887,000    1,027,000  1,167,000  1,307,000

*  "Covered Remuneration" means the highest three-year average salary and bonus, if any,  during the last ten years of employment.  The years of benefit service for the following  individuals are: Mr. Bijur, 30; Mr. Krowe, 8; Mr.  Black,
   39; Mr. Bousquette, 2; and  Mr. Tilton, 27.  With respect to the plan, annual pension benefits are based on the non-
   contributory final pay formula (up to 1.5% of final average pay times benefit service) and assume the participant retires at age 65 and has been a non-contributory member of the plan throughout the period of service.  These amounts, however, do not reflect a reduction for Social Security benefits pursuant to the provisions of the plan.  They do include those additional sums, if any, payable under a Supplemental Pension Plan to compensate those employees who have earned annual pension benefits payable under the plan but which are limited by Section 415 of the Internal Revenue Code.

Future Stockholder Proposals

     Stockholders may present proposals to be considered for inclusion in the 1998 Proxy Statement, provided they are received at the company's principal executive office no later than November 28, 1997, and are in compliance with applicable laws and Securities and Exchange Commission regulations. In addition, the company's by-laws establish procedures for stockholders to bring business before the Annual Meeting of Stockholders, by providing written notice to the company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's Annual Meeting of Stockholders (subject to adjustment if the subsequent year's meeting date is substantially moved). The notice must briefly describe the proposed business and contain certain information about the stockholder intending to present it. Any such proposals or notice should be addressed to: Secretary, Texaco Inc., 2000 Westchester Avenue, White Plains, New York 10650.


Other Business

     A stockholder has advised the company that he intends to introduce proposals at the meeting that would require the company to apologize in full page ads in all newspapers and news magazines in the United States for remarks allegedly made by two former employees, and to contribute one percent of the company's net annual profit per year to organizations engaged in advancing human toleration. The company believes that it has fully addressed the issues raised by the proposals and has received a letter from the Securities and Exchange Commission that it will take no action if the company does not include the matters for a vote in its proxy materials. If the proposals are introduced at the meeting, the Board will recommend to the persons named as your proxies in the proxy card that they vote against them.

     The management is not aware of any other matters that will be presented for action at the meeting. If other proper matters are introduced, the persons named in the accompanying proxy will vote the shares they represent in accordance with their judgment.



CARL B. DAVIDSON
Vice President and Secretary.




March 27, 1997

                                                                      APPENDIX A
THE INCENTIVE COMPENSATION PROGRAM OF 1997

The Incentive Compensation Program of 1997 is Comprised of The 1997 Stock Incentive Plan and the 1997 Incentive Bonus Plan
--------------------------------------------------------------------------------

The 1997 Stock Incentive Plan

Section 1 -- Purpose of the Plan

     The 1997 Stock Incentive Plan (the "Plan") is intended to advance the interests of Texaco Inc. (the "Company") and its stockholders by motivating officers and other key employees of the Company and its subsidiaries and affiliates to direct their efforts to those activities which will contribute materially to the Company's success. The Plan also includes a feature which supports the requirement that directors of the Company receive a portion of their fees and retainers in the form of Company stock or stock equivalents. The Plan is intended to serve the best interests of the stockholders by linking employees who have substantial responsibility for the operation, administration and management of the Company with the enhancement of stockholder values while allowing directors and employees to increase their proprietary interest in the Company. Finally, the Plan will enable the Company to attract and retain in its employ highly qualified persons for the successful conduct of its business.


Section 2 -- Participants

     2.1 The participants in the Plan with respect to any award shall be those officers and key employees of the Company and its subsidiaries and affiliates, and those former officers and key employees of the Company and its subsidiaries and affiliates who retired during the twelve months immediately preceding the date of such award, who are selected by the Compensation Committee of the Company's Board of Directors ("Compensation Committee"). With respect to the provisions of the Plan concerning payments to directors, only non-employee members of the Board of Directors shall participate.

     2.2 Those selected to participate in the Plan shall be referred to hereinafter as "Participants".


Section 3 -- Administration of the Plan

     3.1 The Plan shall be administered and interpreted by the Compensation Committee, whose determination on all matters shall be final.

     3.2 As part of the Plan administration the Compensation Committee shall:

     A.  Determine the number and types of awards to be made under the Plan;

     B.  Establish performance goals and guidelines on the issuance of awards.

     C.  Select the Participants to whom awards shall be made; and

     D. Do such other and further acts that may be desirable or necessary to interpret, construe or implement the provisions of the Plan.

     3.3 Notwithstanding the foregoing, the Compensation Committee may delegate to the Chief Executive Officer of the Company, as a Committee of One under Delaware Law, the right to grant awards to eligible employees who are not elected officers of the Company.

     3.4 The Compensation Committee may make, from time to time, such changes in the Plan as it believes to be advisable; provided, however, that the Board may not increase the maximum number of shares available for issuance to any Participant or change the performance goals under the Plan.

     3.5 The Board may (i) grant incentive awards for proper corporate purposes otherwise than under the Plan to any employee, officer, director or other person or entity and (ii) grant incentive awards to, or assume incentive awards of, any person or entity in connection with the acquisition (whether by purchase, lease, merger, consolidation or otherwise) of the business or assets (in whole or in part) of any person or entity.

     3.6 All awards granted under the Plan shall be granted on or before December 31, 2006.


Section 4 -- Awards Under the Plan

     4.1  Awards  under  the Plan may be made in any of the forms  described  in
Section 4.3 or such other incentive award forms as shall be consistent with the purposes of the Plan. If other forms of awards are granted, the Compensation Committee shall have the discretion to determine the terms and conditions applicable to such awards.

     4.2 The total number of shares of Common Stock initially available for issuance to Participants under all forms of awards under the Plan in any calendar year shall be no more than one percent (1.0%) of the aggregate number of shares of Common Stock issued and outstanding on December 31 of the previous year plus any available shares not issued under the Plan in the previous years. The immediately preceding sentence shall not include Substitute Awards, which shall include awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines and any awards made by the Company to a newly hired employee. The following shares of Common Stock will also be available for issuance:

     A. option shares awarded on or after May 13, 1997 that expire or are forfeited or are canceled without the issuance of shares or that relate to awards settled in cash in lieu of the issuance of shares; plus

     B. shares that are exchanged (either actually or constructively) by Participants as full or partial payment to the Company for the purchase price of shares being acquired through the exercise of a stock option granted under the 1989, 1993 or 1997 Stock Incentive Plans and any shares withheld by the Company in satisfaction of the tax-withholding obligations of Participants created by the exercise of a stock option.

     The payment of cash dividends and dividend equivalents in conjunction with any awards shall not reduce the number of shares available for issuance under the Plan.

     The maximum number of shares of Common Stock available for grant as qualified stock options (ISOs) shall be 2,636,980 per year.

     The maximum number of shares or share equivalents, as defined in Section 4.3, which may be subject to awards granted under the Plan to any Participant in any calendar year shall be 500,000. No more than twenty percent (20%) of the shares of Common Stock available for awards in any year shall be issued as Restricted Stock.

     4.3 The types of awards under the Plan shall be as follows:

     A. Stock Options. One or more stock options can be granted to any Participant. Each stock option so granted shall be subject to the terms of the grant and to the following conditions:

         (1) The exercise price per share shall be specified by the grant, but in no event shall the exercise price be less than the fair market value of the underlying shares of Common Stock on the date of the grant.

         (2) Except as provided in Section 5, a stock option granted under the Plan shall become exercisable as specified in the grant.

         (3) Except as provided in Section 5.1, each stock option shall expire in accordance with the terms of the grant; provided, however, that (a) the expiration period for any option shall not exceed ten years, (b) in the event of a Participant's termination of employment, a stock option may become exercisable, or cease to be exercisable, in accordance with the provisions of Section 5, and (c) the Compensation Committee may alter the expiration period for any options not yet vested at its discretion.

         (4) Stock options granted hereunder may be designated as ISO or non-qualified, as the Compensation Committee Board so determines and designates in the grant. If an option is designated as an ISO, the terms of the grant shall comply with the statutory requirements for an ISO in the Internal Revenue Code.

         (5) The exercise price shall be paid in U.S. currency in cash, by check, bank draft, or Common Stock, Restricted Stock or Stock Units previously acquired and held by the Participant for at least six months prior to the date of exercise, any combination thereof, or any other acceptable payment method as established by the Compensation Committee. Stock, units or other property used for this purpose shall be valued at its fair market value on the date the stock option is exercised.

         (6) If a Participant exercises a stock option by actually or constructively presenting to the Company Common Stock, Restricted Stock or Units previously acquired by the Participant, the Company shall deliver to the Participant, in addition to the issuance of shares with respect to which the option is so exercised, a number of "restored options" equal to the number of shares of Common Stock, Restricted Stock or Units actually or constructively presented to exercise the option. The restored option shall vest six months after it is granted and the exercise price will be the fair market value of the Common Stock on the day on which the restored option is granted. All other features of the restored option, including its expiration date, shall be the same as the underlying option which exercise gave rise to the restored option.

     B. Restricted Stock. A Participant's ownership of a Restricted Stock award shall be evidenced by a book entry account in the Participant's name. The Participant shall thereupon become a stockholder of the Company with respect to such Restricted Stock, and shall be entitled to vote and to receive the dividends on such stock; provided, however, that such Restricted Stock shall remain subject to the terms and provisions of the Plan, which shall include the following:

         (1) Restricted Stock awards may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with the terms of the Plan and of Award Agreements entered into with the

         Participants, and each transfer agent for the Common Stock shall be instructed to such effect.

         (2) Upon the date specified in the grant as the "Award Maturity Date", or upon such earlier date as the Compensation Committee shall determine, the restrictions imposed by the Plan and the Agreement upon the Restricted Stock shall lapse, and the Participant shall be fully vested in the award. Notwithstanding the foregoing, the Award Maturity Date may be accelerated, or the award may be forfeited, in accordance with the provisions of Section 5.

         (3) Restricted Stock awards may be subject to performance criteria which criteria determine whether or how many of those awards will vest. The vesting of such awards is based on Texaco's total return to stockholders.

     C. Restricted Units. A specified number of Restricted Units, each of which shall be deemed to be the equivalent of one share of Common Stock, may be credited to the Participant's account. In addition, dollar amounts, corresponding to dividends paid on each share of Common Stock shall be credited to each Restricted Unit in a Participant's account. The Restricted Units credited to a Participant's account will vest on the date specified in Agreements entered into with the Participant. The amount payable to the Participant on the vesting date will be either of the following, at the Participant's election: (1) a number of shares of Common Stock equal to the number of Restricted Units then in the Participant's account or (2) the fair market value of shares of Common Stock equivalent to the Restricted Units then in the Participant's account. Unless the Compensation Committee shall determine otherwise, at its sole discretion, fair market value shall mean the average of the closing price of the Common Stock on the twenty trading days immediately preceding the date the Units become vested.

     D. Directors' Fees. The Board may pay all, or such portion as it shall from time to time determine, of the retainer and fees payable to the non-employee members of the Board (including their annual retainer, Annual Fee and any fees payable for serving on a committee of the Board) in shares of Common Stock, either restricted or unrestricted, or restricted units, at their full market value. The number and type of shares to be distributed to directors, in lieu of the cash compensation to which they would otherwise be entitled, shall be determined annually by the Board.

         (2) Any Restricted Shares credited to a director hereunder, may, at such director's election, be converted to Restricted Units no less than six months after the date of such award. In addition, any deferred cash may, at such director's election, be converted to Restricted Stock or Units. All of such elections shall be made by the director at least six months in advance of such payment, or such shorter or longer period as may be permitted or required under any applicable law or regulation in order to qualify for any exemption, deferral or other benefit under applicable law or regulation.

Section 5 -- Termination of Employment and Forfeiture

     5.1 Death, Disability or Normal Retirement. In the event a Participant dies, becomes totally and permanently disabled (as defined by The Long Term Disability Plan of Texaco Inc.), or retires on or after normal retirement date (as defined in The Retirement Plan of Texaco Inc. or in resolutions applicable to the retirement of directors), the terms of the grant of options, Restricted Stock and Units shall remain unchanged, subject to the provisions of Section
5.4. It shall be within the Compensation Committee's discretion to either vest any unvested portion of an award of options, or to accelerate the Award Maturity Date with respect to awards of Restricted Stock and Units, subject in either case to such conditions as the Compensation Committee may impose. In addition, upon the death or permanent disability of a Participant, the grant may provide that the Participant's representative shall have, at a minimum, an additional six months to exercise an option, regardless of the expiration date.

     5.2 Early Retirement. In the event a Participant retires on or after the Participant's early retirement date but before the Participant`s normal retirement date (as both dates are defined in The Retirement Plan of Texaco Inc.), the terms of the grant of options, Restricted Stock and Units shall remain unchanged subject to the provision of Section 5.4. However, it shall be within the Compensation Committee's discretion to either (i) vest any unvested portion of an award of options, or to accelerate the Award Maturity Date with respect to awards of Restricted Stock and Units, subject in either case to such conditions as the Compensation Committee may impose, or (ii) forfeit any and all options and Restricted Stock and Units of the Participant. The Compensation Committee may delegate to the Chief Executive Officer the authority to vest, accelerate, mature or forfeit those awards granted to non-officer employees.

     5.3  In  the  event  a   Participant's   employment  is  terminated   under
circumstances not covered under Sections 5.1 and 5.2, the Participant shall forfeit all benefits and rights with respect to any and all options and Restricted Stock and Units of the Participant as of the date of termination of employment. However, the Compensation Committee, in its discretion, may elect to vest any unvested portion of an award of options, or to accelerate the Award Maturity Date with respect to awards of Restricted Stock and Units, subject in either case to such conditions as the Compensation Committee may impose.

     5.4 In order to protect the Company's assets, proprietary information, corporate integrity, its compliance with the law, as well as the best interests of the Company, the Compensation Committee may forfeit any and all options and Restricted Stock and Units of any active, terminated or retired Participant. Such conditions of forfeiture shall be stated in each Participant's Award Agreement. Any forfeiture provisions contained in such Award Agreements in accordance with this Section 5.4 shall be null and void as of the day immediately prior to a "Change of Control" as defined in the Company's Separation Pay Plan.


Section 6 -- Award Agreements

     6.1 All awards to Participants under the Plan shall be made pursuant to Award Agreements entered into between the Participant and the Company. The agreements shall be in such form as the Compensation Committee approves, from time to time, for the purpose of carrying out the provisions of the Plan.

Section 7 -- Non-transferability

     7.1 Awards under the Plan may not be transferred by the Participant during the Participant's lifetime and may not be assigned, pledged or otherwise transferred except by will or by the laws of descent and distribution. Notwithstanding the prior sentence, the Compensation Committee may permit certain awards made under the Plan to be transferred by gift to one or more members of a Participant's immediate family. As used herein, "immediate family" shall mean a spouse, parent, child, grandchild or trust established for such individual.

     7.2 A Participant shall have no vested rights under the Plan nor any interest in any award except to the extent otherwise provided pursuant to the terms of the Plan.

     7.3 After a Participant dies, all rights with respect to an award granted under the Plan are exercisable by the Participant's designated beneficiary or, if there is no designated beneficiary, by the Participant's personal representative.


Section 8 -- Antidilution

     8.1 In the event that the Compensation Committee determines that any dividend, distribution (whether in the form of cash, shares of Common Stock, other securities or other property), merger, consolidation, reorganization, recapitalization, reclassification, spin-off, combination of shares, stock split-up, or stock dividend, combination, repurchase, issuance of warrants or other rights or other event affects the Common Stock such that an adjustment is determined by the Compensation Committee to be appropriate in order to prevent dilution or enlargement of the benefits intended to be made available under the Plan, the Compensation Committee shall appropriately adjust (a) the aggregate number and kind of shares subject to award hereunder and (b) rights under outstanding awards granted hereunder, including the number of subject shares and the option price, if any.


Section 9 -- Withholding Taxes

     9.1 The Company shall deduct from any payment made under the Plan any taxes it is required to deduct by law. Participants shall be required to satisfy any liability for withholding taxes as a prerequisite to the Company's obligation to deliver shares or other securities of the Company upon exercise of a stock option, upon vesting of Restricted Stock or Units, and upon settlement or payment of any award under the Plan.

     9.2 Any award under the Plan may provide that the recipient of such award may elect to pay a portion or all of the amount of the required withholding taxes in shares of Common Stock. In that event, the Participant shall authorize the Company to withhold, or shall agree to deliver to the Company, shares owned by such Participant or a portion of the shares that otherwise would be distributed to the Participant having a fair market value on the date of the award equal to the amount of withholding tax liability.


Section 10 -- Governing Law

     10.1 The Plan and all action taken under it shall be governed, as to construction and administration, by the laws of the State of New York.


Section 11 -- Effective Date

     11.1 The Plan will become effective upon approval by the stockholders at the 1997 Annual Meeting. Upon such approval, no additional awards will be made under the 1993 Stock Incentive Plan.

The 1997 Incentive Bonus Plan

Section 1 -- Purpose of the Plan.

     The Incentive Bonus Plan (the "Bonus Plan") is intended to advance the interests of Texaco and its stockholders by basing elements of the compensation of elected officers and selected key employees of Texaco Inc. and its subsidiaries and affiliates (the "Company") on the performance of the individual and the Company. Linking a substantial portion of compensation to performance will encourage those employees to focus their efforts on those goals and activities which the Company identifies as contributing materially to the Company's success. Further, the Bonus Plan will enable the Company to remain competitive in its compensation practices, allowing it to continue to attract and retain in its employ highly qualified persons for the conduct of its business.

Section 2 -- Participants.

     The participants in the Bonus Plan ("Participants") shall be those current officers and key employees of the Company and its subsidiaries and affiliates and those former officers and key employees of the Company and its subsidiaries and affiliates who served during the performance year being recognized, selected by the Compensation Committee of the Board of Directors ("Committee").


Section 3 -- Administration.
     The Bonus Plan shall be administered by the Committee. The Committee shall make all determinations and regulations necessary or desirable for the administration of the Bonus Plan; and its interpretation of any provision of the Bonus Plan shall be final. Each member of the Committee who shall administer the Bonus Plan shall be an "outside director" as defined under Section 162(m) of the Internal Revenue Code. As part of the Bonus Plan administration the Committee shall: (a) establish performance goals and guidelines consistent with the Bonus Plan under which awards are to be made; (b) certify that such goals have been met prior to payment of an award; and (c) perform such other and further acts that may be desirable or necessary to interpret, construe or implement the provisions of the Bonus Plan.


Section 4 -- Awards.

     4.1 The Committee shall make all awards under the Bonus Plan, except that it may delegate to the Chief Executive Officer of the Company the right to make awards to eligible employees who are not elected officers of the Company.

     4.2 Bonus Plan awards shall be determined on the basis of Company "Normalized Net Income." "Normalized Net Income" with respect to any fiscal year shall mean net income, as determined by the Company's independent auditors, adjusted to exclude the following items: (a) extraordinary items (as described in Accounting Principles Board Opinion No. 30); (b) gains or losses on the disposition of discontinued operations of a segment of the business; (c) the cumulative effect of changes in accounting principles; and (d) special items identified by the Company representing charges or credits each in excess of $10 million after tax generally described as follows: (i) gains or losses on asset sales or dispositions; (ii) tax benefits on asset sales; (iii) asset write downs; (iv) litigation judgments or settlements; (v) accruals for environmental obligations; (vi) effect of changes in tax law or rates on deferred tax liabilities;  (vii) accruals for  reorganizations  and  restructuring  programs;
(viii)  property  or  casualty   losses;   and  (ix)  prior  period  income  tax
adjustments.

     4.3 No Participant shall receive an annual award under the Bonus Plan of more than .002 of Company Normalized Net Income.

The Committee may not increase the award amount to any Participant above the amount specified in the immediately preceding sentence, but may, in its sole discretion, reduce the award amount of any or all Participants below such amount to more accurately in its judgment, reflect the performance of the Company and each Participant for that year.


Section 5 -- Changes in the Plan.

The Committee may adopt, from time to time, such changes in the Bonus Plan and its implementation as it believes to be advisable, except that the Committee may not make awards in excess of the maximum amount per Participant and may not change the business criteria or the performance targets established under the Plan. Decisions by the Committee may be subject to Board ratification at the Board's discretion.


Section 6 -- Miscellaneous.

     The Company shall have the right to withhold from awards made under the Bonus Plan amounts required to be withheld by the appropriate federal, state, or local taxing authorities. The Bonus Plan and all action taken under it shall be governed, as to construction and administration, by the laws of the State of New York.

Section 7 -- Effective Date.

     The Bonus Plan will become effective upon approval by the stockholders at the 1997 Annual Meeting. Upon such approval, no additional awards will be made under the 1989 Incentive Bonus Plan.



                                   ----------
46

PROXY

Please specify your choices by clearly marking the appropriate boxes. Unless specified, this proxy will be voted FOR items 1, 2, 3, and 4, AGAINST items 5, 6, and 7 and will be voted in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof.

-------------------------------------------------------------------------------
          DIRECTORS RECOMMEND A VOTE FOR ITEMS 1, 2, 3 AND 4
-------------------------------------------------------------------------------
1. Election of Directors for the terms indicated in the Proxy Statement:
   Nominees are: (01) R.A. Beck
                 (02) W.C. Butcher
                 (03) E.M. Carpenter
                 (04) F.G. Jenifer
                 (05) T.A. Vanderslice

[_] FOR all listed nominees

[_] WITHHOLD vote from all listed nominees

[_] WITHHOLD vote only from ___________________________________________________

2. Approval of Arthur Andersen LLP as Auditors for the year 1997:

              [_] FOR     [_] AGAINST     [_] ABSTAIN

3. Proposal to increase authorized shares and reduce par value..................

              [_] FOR     [_] AGAINST     [_] ABSTAIN

4. Approval of Incentive Compensation Program...................................

              [_] FOR     [_] AGAINST     [_] ABSTAIN

-------------------------------------------------------------------------------
             DIRECTORS RECOMMEND A VOTE AGAINST ITEMS
                            5, 6,  AND 7
-------------------------------------------------------------------------------
5. Stockholder proposal relating to a shareholder's advisory committee......

              [_] FOR     [_] AGAINST     [_] ABSTAIN

6. Stockholder proposal relating to classification of directors.............

              [_] FOR     [_] AGAINST     [_] ABSTAIN

7. Stockholder proposal relating to diversity on the board of directors.....

              [_] FOR     [_] AGAINST     [_] ABSTAIN

===============================================================================
                  IF YOU WISH TO VOTE BY TELEPHONE, PLEASE
                     READ THE INSTRUCTIONS TO THE RIGHT
===============================================================================


                                                              CONTROL NUMBER
                                                              --------------


                                                              ACCOUNT NUMBER
                                                              --------------


PLEASE SIGN, DATE, AND RETURN                               CUSIP 881694 10 3
                                                            SEE REVERSE SIDE

__________________________________________ Date __________________________ 1997
(Sign exactly as name appears, indicating position or representative capacity, where applicable)

                  (DETACH AND RETURN IN THE ENCLOSED ENVELOPE)

-------------------------------------------------------------------------------

                                   [ LOGO  ]

                         TELEPHONE VOTING INSTRUCTIONS

            Have your proxy in hand. Decide how you wish to vote.

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you signed, dated, and returned your proxy card.

                  On a Touch Tone Telephone Dial Toll-Free:
                                1-888-266-6794
                      24 hours per day -- 7 days a week.

Enter the CONTROL NUMBER which is  [123 456 789]

                             PLEASE ENTER ALL NUMBERS

You will hear these instructions:

OPTION #1
        To grant a proxy to vote as the Board of Directors recommends on all proposals; Press 1 now. When you press 1, your selection will be confirmed and your proxy will be voted as directed. END OF CALL.

OPTION #2
        If you selected to grant a proxy to vote on each proposal separately, you will hear these instructions:

Proposal 1: To grant a proxy to vote FOR ALL nominees for Director, press 1; to WITHHOLD FROM ALL nominees, press 9; To WITHHOLD FROM AN INDIVIDUAL nominee, press 0. Please make your selection now.

         To withhold your vote from individual nominees, enter the two digit number that appears next to the nominee's name you DO NOT wish to vote for. Once you have completed voting for Directors, press 0.

For All Other Proposals: You may make your selection any time:
         To grant a proxy to vote FOR, press 1
         To grant a proxy to vote AGAINST, press 9
         To grant a proxy to ABSTAIN, press 0

Your selections will be repeated and you will have an opportunity to confirm them.

         If you vote by telephone, do not return the
                         proxy card.
                   THANK YOU FOR VOTING.

                        1234567890

-------------------------------------------------------------------------------

                        ADMISSION TICKET
                              to
          Texaco's 1997 Annual Meeting of Stockholders










This is your Admission Ticket to gain access to Texaco's 1997 Annual Meeting of Stockholders to be held in the Westchester Ballroom of the Rye Town Hilton in Rye Brook, New York, on Tuesday, May 13, 1997, at 2:00 p.m. Please present this Admission Ticket at one of the registration stations where you will be asked to display some form of personal identification. Stockholders will be admitted through the hotel's Westchester Ballroom entrance.

                    This ticket is not transferable

For your comments...

_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________


     As part of the Company's continuing efforts to eliminate unnecessary expenses, we are attempting to stop duplicate mailing of Annual Reports to the same family residence. If more than one member of your household is receiving copies of the Annual Report, please help us economize by completing the following authorization:

     [_] Discontinue mailing the Annual Report to my account because I have a copy available to me from another source.

Name: _______________________________   Signature _____________________________

Account Number (shown on face of proxy card): _________________________________

                (DETACH AND RETURN IN THE ENCLOSED ENVELOPE)

-------------------------------------------------------------------------------

Dear Texaco Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Rye Town Hilton, 699 Westchester Ave., Rye Brook, N.Y. on Tuesday, May 13, 1997, at 2:00 p.m. If you plan to attend, please carry this admission ticket with you to the meeting.

     Please keep in mind that your vote is important. Whether or not you are able to attend the meeting in person, please either use our new telephone voting system to register your vote, or mark the attached proxy to indicate your voting preferences and sign, detach, and return the proxy card in the accompanying postage paid envelope.

     I also welcome any comments or questions you have concerning the Company's activities. For your convenience in providing such comments, space is provided on the card above, which you can detach and return with your signed proxy. In view of the large number of comments and questions we generally receive, it will not be possible to respond to them individually. However, I assure you that each one will be read and that subjects of general interest will be covered at the meeting or in other information from the Company.



Peter I. Bijur
Chairman of the Board &
Chief Executive Officer

-------------------------------------------------------------------------------
                (DETACH AND RETURN IN THE ENCLOSED ENVELOPE)

[ LOGO ]   THIS PROXY IS SOLICITED ON  BEHALF OF THE BOARD OF DIRECTORS

Texaco Inc.
2000 Westchester Ave.
White Plains, NY 10650

     P.I. Bijur, J. Brademas, A.J. Krowe, T.S. Murphy, C.H. Price, II, and each of them, as proxies, with full power of substitution, are hereby authorized to represent and to vote, as designated on the reverse side, all Common Stock of Texaco Inc. held of record by the undersigned on March 14, 1997, at the Annual Meeting of Stockholders to be held at the Rye Town Hilton, 699 Westchester Ave., Rye Brook, N.Y. on Tuesday, May 13, 1997, at 2:00 p.m.

     If you plan to attend the Annual Meeting, please check the appropriate box below. If you and a family member are attending, please provide Texaco with the family member's name.

         [_] Stockholder will attend the Annual Meeting

         [_] Stockholder and a family member will attend the Annual Meeting


         ___________________________________________________

                 Family member's name (Please Print)